UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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M.D.C. HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

February 6, 2013

To Our Shareholders:

You are invited to attend the 2013 Annual Meeting of Shareholders (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) to be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, March 18, 2013, at 8:00 a.m., Mountain Time. The Notice of the Annual Meeting and the Proxy Statement, which follow this letter, describe the matters to be acted upon at the Meeting.

Your vote is important. Please vote promptly, even if you plan to attend the meeting, by following the instructions in the Proxy Statement that was mailed to you.

Sincerely,

Larry A. Mizel
Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on March 18, 2013:

The Proxy Statement and the Annual Report on Form 10-K are available at:

www.RRDEZProxy.com/2012/MDCHoldingsInc

Important Voting Information

Under New York Stock Exchange rules, unless you provide specific instructions, your broker is not permitted to vote on your behalf on the election of directors and on any of the proposals other than approval of the selection of the Company’s auditors. It is important that you provide specific instructions by completing and returning the broker’s Voting Instruction Form or following the instructions provided to you to vote your shares by telephone or the Internet.

2013 Proxy Summary

This summary highlights and supplements information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider and the entire proxy statement should be read carefully before voting. This Proxy Statement, a proxy card and the Notice of Annual Meeting (the “Proxy Materials”) are first being sent to our shareholders on or about February 8, 2013.

Annual Meeting of Shareholders

• Time and Date	8:00 a.m., March 18, 2013

• Place	4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado 80237

• Record Date	January 30, 2013

Agenda

•	The election of three Class I Directors

•	Approval of the 2013 Executive Officer Performance-Based Compensation Plan

•	Approval of an amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan to increase the shares authorized for issuance under the plan

•	Advisory vote on executive compensation

•	Approval of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013

•	Such other business as may properly come before the meeting

Voting Matters

Proposal	Board Recommendation	Page Reference (for more detail)
1. Election of Class I Directors	FOR each Nominee	12
2. 2013 Executive Officer Performance-Based Compensation Plan	FOR	20
3. Amendment to the 2011 Equity Incentive Plan	FOR	23
4. Advisory Vote on Executive Compensation	FOR	62
5. Approval of Ernst & Young LLP as auditor for 2013	FOR	64

Executive Compensation Overview

Our Chief Executive Officer, Larry A. Mizel, and our President and Chief Operating Officer, David D. Mandarich, the principals who have guided the Company for almost 41 years and 36 years, respectively, are senior veterans of the U.S. homebuilding industry.

We believe that our success in emerging in a strong financial condition from the worst industry downturn since the Great Depression is demonstrated by our robust improvement in 2012 and should provide the opportunity to resume the creation of long-term value for our shareholders. Our achievements are directly linked to the leadership provided by our Chief Executive Officer, Larry A. Mizel, and our President and Chief Operating Officer, David D. Mandarich. Their focus and

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emphasis on balancing risk and reward, mitigating losses and maintaining the financial integrity of the Company have allowed us to emerge with one of the strongest balance sheets in the industry as evidenced by our two investment grade ratings (one of only two homebuilders in the industry with at least two investment grade ratings). In addition, through their efforts we have returned to profitability in 2012 and are positioned for significant growth in 2013 and future years. The Compensation Committee strongly believes that appropriate compensation for these seasoned executives should be designed to encourage their continued service, which is in the best interests of our shareholders.

Summary of 2012 Financial Results

Our financial performance dramatically recovered in 2012 as we returned to profitability with net income of almost $63 million for the year, more than a $160 million improvement over 2011. This dramatic improvement was largely attributable to operating profits from our homebuilding business, which experienced significant revenue growth as well as operating margin expansion. In addition, our financial services business delivered extraordinary improvement as they capitalized on a favorable mortgage market, increased volume and expanded margins in selling loans and servicing rights.

Highlights of our strong financial performance in 2012 include:

•	Total Shareholder Return (TSR) of 120% – more than a $900 million increase in shareholder value

•	Net Income – $62.7 million in 2012, an improvement of $161 million over a loss of $98.4 million in 2011

•	Total Revenues – an increase of 43% to $1.2 billion from $843 million in 2011

•	Homebuilding Pretax Income – an improvement of more than $140 million to pretax income of $33 million from a loss of $111 million in 2011

•	Homebuilding SG&A – a decline by 770 basis points to 14.5% from 22.2% in 2011 as a percentage of home sales revenue

•	Net Home Orders – an increase of 50% year-over-year to 4,342 from 2,886 in 2011

•	Backlog of Sold Homes not Closed – an increase of 58% to 1,645 at year-end 2012 from 1,043 at year-end 2011

2012 Positive Shareholder Advisory Vote on Say on Pay

In 2012, the Company received a 72% positive advisory shareholder vote on executive compensation. The positive advisory vote was the result of a determined effort by the Company to create a dialogue with its shareholders and attempt to be responsive to their requests for changes in executive compensation design and governance. In particular:

•	Shareholders representing more than 40 percent of shares not held by affiliates were contacted, both after the 2011 annual meeting and again prior to the 2012 annual meeting

•	Feedback was received requesting that incentive formulas be more transparent

•	Feedback was received that certain governance practices be adopted

Following initial meetings with shareholders, the Compensation Committee made significant changes to its short and long term incentive design, as well as changes to its compensation governance practices. In addition to presenting the changes in its 2012 proxy statement, the Company discussed the changes with institutional shareholders prior to the 2012 annual meeting, and subsequently received a favorable vote on executive compensation.

2012 Executive Compensation

Terms of 2012 Executive Compensation

1.	Base Annual Salary. $1 million for the CEO and $830,000 for the COO.

2.	Annual Bonus Incentive. The 2012 Performance Goal contained the following features:

•

A condition precedent that pre-tax income (excluding any charge for debt extinguishment) had to be positive in order for any bonus to be paid. (In 2011 the Company had a net loss of approximately $98 million.)

•

Four performance objectives were established. The CEO and COO were eligible for a target bonus of $1.75 million if all the goals were achieved, with a maximum bonus to each executive of $3.5 million if target goals were exceeded by 100 percent. In the event that performance fell below targeted levels, they would be eligible for a bonus below target, on a pro-rata basis, which could be as little as $0. Each of these objectives directly related to share value creation. (See the Compensation Discussion and Analysis below for a complete description.)

•	The Compensation Committee was granted negative discretion with respect to the amounts of incentive earned under the incentive formula.

3.	Long Term Incentive/Equity Grant. A long term equity incentive grant was entirely subject to performance vesting. The principal features were as follows:

•	A stock option opportunity covering 500,000 shares was granted to each executive.

•	The term of the grant was for three years in lieu of any further stock option grants until 2015.

•	The exercise price was equal to the closing price of a share on the date of grant.

•	A three year time limit was set for the achievement of the established performance vesting goals.

•

A condition precedent for any of the three tranches of the stock option shares to vest was that the Company must have achieved a 16.7% home gross margin (as calculated in the Company’s 2011 Form 10-K, excluding warranty adjustments and interest) in the year the options would otherwise vest.

•	The performance vesting was split into three increments and based on improvements of gross revenue over December 31, 2011 financial results.

•	The performance vesting operated as follows:

•	1/3 of the option shares vested if a 10% increase in gross revenues was achieved

•	1/3 of the option shares vested if a 15% increase in gross revenues was achieved

•	1/3 of the option shares vested if a 20% increase in gross revenues was achieved

2012 Annual Incentive Results

The annual incentive was achieved at the maximum amount of $3.5 million.1 In particular:

•	The Company achieved the profitability hurdle, which was a condition precedent.

•	The Company increased closings by 35% over 2011 (25% weight).

•	The Company improved its corporate and homebuilding SG&A expense as a percentage of revenue by 770 basis points (25% weight).

•	The Company increased its home gross margin by $74.8 million (25% weight).

•	The Company increased its revenue by $359.9 million (25% weight).

2012 Long-Term Performance-Based Incentive Grant Results

The increase in total revenue to $1.2 billion represented a 43% increase over 2011. The home gross margin of 18.2% exceeded the 16.7% home gross margin goal. Accordingly the stock option for 500,000 shares each to the CEO and COO vested and no further stock options will be granted until 2015.

2012 Compensation Results and 2013 Shareholder Say on Pay

As described in more detail in the Compensation Discussion & Analysis below, following a negative say-on-pay vote in 2011, the Company and its directors and executive officers were named as defendants in a shareholder derivative lawsuit. The parties settled the lawsuit, which was approved by the Court on March 8, 2012. Under the terms of the settlement, and as ordered by the Court, the Company has established a number of governance procedures. In compliance with the procedures of the Court-ordered settlement, the Company first sought the views of its shareholders and then established the 2012 compensation plan for its Chief Executive Officer and Chief Operating Officer, as disclosed in detail in the Company’s 2012 proxy statement. The Company received a positive shareholders say-on-pay vote in 2012.

[1]	See table at page 39.

2012 Total Realized Compensation

The SEC calculation of total compensation, as shown in the 2012 Summary Compensation Table, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives for a particular fiscal year. To supplement the SEC-required disclosure, we have included an additional table below, which shows compensation as determined under SEC rules supplemented with an additional column to reflect compensation actually realized by the executive for the fiscal year. These amounts are reported W-2 income, adjusted for cash bonuses that were paid in a different year than the year earned.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan ($)	Pension / Nonqualified Deferred ($)	All Other ($)	Total Compensation ($)	Total Realized Compensation* ($)
Larry A. Mizel,	2012	$1,000,000	N/A	N/A	$1,855,000	$3,500,000	$1,847,550	$462,157	$8,664,707	$8,360,789
Chairman and CEO	2011	$1,000,000	N/A	$1,908,000	N/A	N/A	$1,442,518	$327,366	$4,677,884	$1,735,224
	2010	$1,000,000	N/A	$2,076,600	$1,748,997	$2,500,000	$1,515,146	$365,660	$9,206,403	$4,431,371

David D. Mandarich,	2012	$ 830,000	N/A	N/A	$1,855,000	$3,500,000	$2,491,450	$342,860	$9,019,310	$7,961,344
President and COO	2011	$ 830,000	N/A	$1,908,000	N/A	N/A	$1,738,611	$224,342	$4,700,953	$1,410,386
	2010	$ 830,000	N/A	$2,076,600	$1,748,997	$2,500,000	$1,658,254	$191,236	$9,005,087	$4,145,054

*

Amounts shown as Total Realized Compensation differ substantially from the amounts reported as total compensation in the 2012 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2012 Summary Compensation Table set forth at page 51 of this Proxy Statement. For 2012, Total Realized Compensation represents: (1) total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns), minus (3) the aggregate change for the year noted in the present value of accumulated Retirement Benefits and Medical Insurance Benefits (as reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column), minus (4) expenses incurred by the Company in 2012 for supplemental health insurance costs, minus (5) the company’s 401(k) matching contributions (as reflected in the All Other Compensation Table below), minus (6) travel expense incurred by the Company in support of Mr. Mizel’s service to not-for-profit organizations as approved by the Company’s Board, plus (7) the difference between the cost attributable to personal use of aircraft as calculated under SEC rules and tax rules, and plus (8) the value realized in 2012 from the vesting of restricted stock units or the exercise of stock options before payment of any applicable withholding taxes and brokerage commissions (as reflected in the Option Exercises and Stock Vested in 2012 Table below). For more information on total compensation as calculated under SEC rules, see the notes and information accompanying the 2012 Summary Compensation Table.

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The table above shows that the amount of compensation realized by the CEO and COO in each of the past three years is less than the total compensation reported under SEC rules. In addition, the increase in Total Realized Compensation from 2011 to 2012 is the result of performance, as shown in the graph below for the CEO:

The Compensation Committee believes that an evaluation of Total Realized Compensation is an important part of its overall evaluation of executive compensation as it provides a view of how its overall compensation program translates into compensation actually realized by the executive officers for each year.

Summary of 2012 Executive Pay and Corporate Governance Changes

Significant modifications to our executive pay and compensation governance were established in 2012 based on, among other things, input from our shareholders and the advice of the Compensation Committee’s independent compensation consultant. Some of the more important changes include the following:

Past Compensation Practice	Change in 2012
The Compensation Committee had not previously engaged an independent compensation consultant.	The Compensation Committee has engaged an independent compensation consultant to assist it in assessing market practices and in matters of plan design.
The annual bonus was earned under the Performance Goal of the Performance-Based Plan if any one of the underlying objectives were achieved.

We redesigned the performance linkage by establishing four Performance Objectives using key performance metrics each of which comprise a ratable portion of the potential bonus payout. We established a condition precedent of profitability as a “gate” for any bonus payment to be paid.

The annual bonus under the Performance-Based Plan could be paid-out based on an Adjusted Pre-Tax Return on Stockholders’ Equity goal with no cap.

We redesigned the 2012 annual incentive under the Performance-Based Plan, with shareholder approval, by deleting the Return on Stockholders’ Equity Goal and providing a target payout under the Performance Goal at 1.75 times CEO base salary and a cap at 3.5 times CEO base salary.

The award of stock options to the CEO and COO was discretionary and time vested.	The award of stock options to CEO and COO are performance based.
There was no express authority for the Compensation Committee to exercise negative discretion regarding the Performance Goal under the Performance-Based Plan.	The Performance-Based Plan, as in effect for 2012, was amended to expressly authorize the Compensation Committee to exercise negative discretion with respect to the 2012 Performance Goal.
The employment agreements for the CEO and COO provided for a single trigger on change of control provisions, to pay out cash and vest equity awards.	The cash portion of CEO and COO change of control provision has been modified to a double trigger requiring both a change-of-control and a material change, in keeping with industry practice.
The relationship between specific Company performance goals and the amounts of incentive compensation paid to executives was not always clear.

The Compensation Committee created comprehensive and tiered performance goals for the CEO and COO on both the potential 2012 incentive bonus and long-term performance based stock option grants that could vest through 2014. The relationship between specific goals to be reached for specific amounts paid is now clear.

There were no formalized share ownership guidelines for executive officers.	New equity ownership guidelines have been adopted: CEO & COO – 5x base salary; All other executive officers – 1x base salary.

The Company’s Chief Financial Officer, John M. Stephens, and its General Counsel, Michael Touff, were entitled to an annual bonus for 2012 based on achievement of specified percentages of Key Performance Indicators (“KPIs”) established for their respective positions, as discussed in detail under the Compensation Discussion and Analysis below.

2013 Executive Compensation

In 2013, the Chief Executive Officer (CEO) and the Chief Operating Officer (COO) will receive the same base pay that they have for the past ten years. They will not receive any equity awards or a grant of options. The only incentive compensation they will receive will be paid in accordance with the terms of the 2013 Performance-Based Plan (which plan is more particularly described under Proposal Two below and which plan is being submitted to shareholders for approval). The principal terms of the 2013 Performance Goal established by the Compensation Committee under the 2013 Performance-Based Plan are as follows:

•	First, there is a condition precedent for payment under the Performance Goal that the adjusted pretax return on beginning equity (excluding any charge for debt extinguishment) must exceed 6 percent.

•

Second, a bonus amount is earned based on the Company achieving specified objectives for the homebuilding pretax income per weighted average diluted share outstanding, excluding any charge for debt extinguishment (“Homebuilding EPS”). In particular:

•

An objective of $0.76 of Homebuilding EPS must be achieved for a bonus of $3.5 million. This represents a 62% increase over 2012 (excluding $0.21 per share of non- recurring legal recoveries). Homebuilding EPS below this objective will result in no bonus.

•

A target objective of $0.90 of Homebuilding EPS to achieve a bonus of $6 million. This would represent a 91% increase over 2012 Homebuilding EPS (excluding $0.21 per share of non-recurring legal recoveries).

•

Intermediate objectives up to a Homebuilding EPS of $1.87 for a maximum bonus of up to $10 million. This maximum bonus would constitute almost a threefold increase in Homebuilding EPS (excluding the $0.21 per share in non-recurring legal recoveries).

As in 2012, the Company’s Chief Financial Officer, John M. Stephens, and its General Counsel, Michael Touff, will each be able to earn an annual bonus for 2013 based on achievement of specified KPIs that will be established for their respective positions.

Based on the achievement of the 2012 performance based executive compensation plans previously considered by the shareholders and the 2013 executive compensation described in this Proxy Statement, the Board of Directors is recommending shareholder approval of the 2013 Executive Performance-Based Plan, as well as an affirmative non-binding vote on the compensation of the Company’s named executive officers.

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

To Our Shareholders:

The 2013 Annual Meeting of Shareholders (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) will be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, March 18, 2013, at 8:00 a.m., Mountain Time. Only shareholders of record at the close of business on January 30, 2013, the record date, will be entitled to vote. At the Meeting, we plan to consider and act upon the following matters:

1.	the election of Michael A. Berman, Herbert T. Buchwald and Larry A. Mizel as Class I Directors for three-year terms expiring in 2016;

2.	approval of the Company’s 2013 Executive Officer Performance-Based Compensation Plan;

3.	approval of an amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan to increase the shares authorized for issuance under the plan;

4.	a non-binding advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement; and

5.	approval of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

And such other business as properly may come before the Meeting and any postponements or adjournments thereof.

Our Board of Directors recommends that you vote FOR all Proposals.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on March 18, 2013:

The Proxy Statement and the Annual Report on Form 10-K are available at:

www.RRDEZProxy.com/2012/MDCHoldingsInc

Management and the Board of Directors desire to have maximum representation at the Meeting and request that you vote promptly, even if you plan to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph H. Fretz Secretary

Denver, Colorado

February 6, 2013

x

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

March 18, 2013

GENERAL INFORMATION

Why am I receiving these materials?

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of M.D.C. Holdings, Inc. (the “Company”) to be used at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at our principal executive offices, 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado 80237, on Monday, March 18, 2013, at 8:00 a.m., Mountain Time, and any postponements or adjournments thereof. The record date for determining Shareholders entitled to vote at the Meeting is January 30, 2013 (the “Record Date”). The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Our shareholders are invited to attend the meeting and are encouraged to vote on the matters described in this Proxy Statement.

What proxy materials are being delivered?

We expect to mail this Proxy Statement, a proxy card and the Notice of Annual Meeting (the “Proxy Materials”) to our shareholders on or about February 8, 2013. The Company’s 2012 Annual Report on Form 10-K, which includes the Company’s 2012 audited financial statements, will accompany these Proxy Materials. Except to the extent expressly referenced in this Proxy Statement, the Annual Report is not incorporated into this Proxy Statement.

Who is paying for this proxy solicitation?

The Company will pay the cost of solicitation. The Company also will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares. In addition to the original solicitation of proxies, solicitations may be made in person, by telephone or by other means of communication by Directors, officers and employees of the Company, who will not be paid any additional compensation for these activities.

We have retained the services of Alliance Advisors, LLC to solicit proxies. We will pay all reasonable costs associated with such firm, which we anticipate will not exceed $12,500 plus costs and expenses.

Who is entitled to vote at or attend the Annual Meeting?

Holders of shares of the Company’s common stock, $.01 par value (the “Common Stock”) at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. All shareholders of record and beneficial owners wishing to attend the Meeting must bring with them a government issued picture identification of themselves and check in at the registration desk at the meeting. Beneficial owners must also bring proof of ownership as described below. Attendees must comply with the rules of conduct available at the registration desk. A list of shareholders of record entitled to vote at the Meeting will be available for examination by any shareholder at the Meeting and for ten days prior to the Meeting at our principal executive offices.

Shareholders will have sufficient time immediately following the Annual Meeting, to ask questions of and have a dialogue with the Company’s Chairman and CEO, President and COO, and each of the members of the Board of Directors in attendance regarding, among other things, the Company’s executive compensation policy and pay practices.

Shareholders of Record.  If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owners.  If, on the Record Date, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank or other nominee (commonly referred to as being held in “street name”), or through our 401(k) savings plan, you are the beneficial owner of those shares. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid legal proxy from your broker or other nominee and bring the legal proxy to the annual meeting. (Legal proxies are not available for shares held through our 401(k) savings plan; you must vote those shares as provided below.) If you want to attend the annual meeting, but not vote at the annual meeting, you must provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date.

How do I vote my shares?

By Telephone or the Internet.  Shareholders can vote their shares via telephone or the Internet as instructed in the proxy card. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, allow stockholders to vote their shares and confirm that their instructions have been properly recorded. The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on March 17, 2013. (Participants in our 401(k) savings plan have an earlier deadline – see below.)

By Mail.  Shareholders who receive a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanied the delivery of the paper proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Beneficial Shareholders (shares held in street name) may vote by mail by requesting a paper proxy card according to the instructions received from their broker or other agent, and then completing, signing and dating the voting instruction card provided by the broker or other agent and mailing it in the pre-addressed envelope provided.

401(k) Savings Plan.  If your shares are held through our 401(k) savings plan, you will receive copies of the Proxy Materials, and you are entitled to instruct the plan trustee how to vote the shares allocated to your account following the instructions described above. You must provide your instructions no later than 11:59 p.m., Eastern Time, on March 12, 2013.

At the Meeting.  Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Annual Meeting.

What if I receive more than one Proxy Card?

If you receive more than one proxy card, you hold shares in more than one name or shares in different accounts. To ensure that all of your shares are voted, you will need to vote separately by telephone or the Internet using the specific control number contained in each proxy card that you receive.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy before the Meeting. You can do this by casting a later proxy through any of the available methods described above. If you are a shareholder of record, you can also revoke your proxy by delivering written notice of revocation to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting in person. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other agent.

How are votes counted?

Shares of Common Stock represented by properly executed proxy cards, or voted by proxy by telephone or the Internet, and received in time for the Meeting will be voted in accordance with the instructions specified in the proxies. Unless contrary instructions are indicated in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the election as Directors of the nominees named in this Proxy Statement and FOR all of the other proposals. If you grant a proxy (other than for shares held in our 401(k) savings plan), either of the officers named as proxy holders, Michael Touff and Joseph H. Fretz, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as the proxy holder may vote your proxy for another candidate or other candidates nominated by our Board.

The trustee of the 401(k) savings plan is authorized to vote the shares of Common Stock allocated to participant accounts as instructed by the participants. If the 401(k) trustee does not receive voting instructions from a participant, or if instructions are not received in a timely fashion, the trustee will vote the participant’s shares of Common Stock in the same proportions as the participants who affirmatively directed their shares of Common Stock to be voted, unless the plan administrator determines that a pro rata vote would be inconsistent with its fiduciary duties under the Employee Retirement Income Security Act (“ERISA”). If the plan administrator makes such a determination, the trustee will vote the Common Stock as the plan administrator determines is consistent with its fiduciary duties under ERISA.

The inspector of elections designated by the Company will use procedures consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

What are the voting requirements?

Each share of Common Stock issued and outstanding on the Record Date, other than shares held by the Company or a subsidiary, is entitled to one vote on each matter presented at the Meeting. As of the Record Date, approximately 48,698,757 shares of Common Stock were issued, outstanding and entitled to vote.

The Company’s By-Laws provide that the holders of one-third of the shares of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for transacting business at the Meeting. Shareholders who are present in person or represented by proxy, whether they vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, described below, also will be counted as present for purposes of determining whether a quorum exists.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting will be required for the election of a nominee to the Board of Directors. In order for the following proposals to be approved, New York Stock Exchange (the “NYSE”) rules require approval by a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal: (i) the 2013 Executive Officer Performance-Based Compensation Plan; and (ii) the amendment to the 2011 Equity Incentive Plan.

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting is necessary (i) for advisory approval of the executive compensation practices disclosed in this proxy statement and (ii) to approve the appointment of the Company’s auditor. Because your vote on executive compensation is advisory, it will not be binding upon the Company.

NYSE Rules determine whether NYSE member organizations (“brokers”) holding shares for an owner in street name may vote on a proposal without specific voting instructions from the owner. For certain types of proposals, the NYSE has ruled that that the “broker may vote” without specific instructions and on other types of proposals the “broker may not vote” without specific client instructions. A “broker non-vote” occurs when a proxy is received from a broker and the broker has not voted with respect to a particular proposal. The proposal to approve the selection of the auditor is a “broker may vote” matter under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on the proposal even if no voting instructions are provided by the beneficial owner. The proposals to elect directors, for approval of the 2013 Executive Officer Performance-Based Compensation Plan, for approval of an amendment to the 2011 Equity Incentive Plan and for advisory approval of executive compensation practices are “broker may not vote” matters. As a result, brokers holding shares for an owner in street name may vote on these proposals only if voting instructions are provided by the beneficial owner.

The following table reflects the vote required for the proposals and the effect of broker non-votes, withhold votes and abstentions on the vote, assuming a quorum is present at the Meeting:

Proposal	Vote Required	Effect of Broker Non-Votes, Withhold Votes and Abstentions

1. Election of Directors	The three nominees who receive the most votes will be elected.	Broker non-votes and withhold votes have no legal effect.

2. Approval of the 2013 Executive Officer Performance-Based Plan

Step 1: Approval by a majority of the votes cast on the proposal;

Step 2: Provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal.

Broker non-votes have no legal effect with respect to Step 1, and are not counted as “cast” for purposes of meeting the 50% requirement of Step 2.

Abstentions have the same effect as a vote against the proposal with respect to Step 1 and are counted as “cast” for purposes of meeting the 50% requirement of Step 2.

3. Approval of amendment to the 2011 Equity Incentive Plan

Step 1: Approval by a majority of the votes cast on the proposal;

Step 2: Provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal.

Broker non-votes have no legal effect with respect to Step 1, and are not counted as “cast” for purposes of meeting the 50% requirement of Step 2.

Abstentions have the same effect as a vote against the proposal with respect to Step 1 and are counted as “cast” for purposes of meeting the 50% requirement of Step 2.

4. Advisory vote to approve executive compensation (Say on Pay)	Affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.	Broker non-votes have no legal effect; abstentions have the same effect as a vote against the proposal.

5. Selection of Auditor	Affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.	Broker non-votes have no legal effect; abstentions have the same effect as a vote against the proposal.

Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If any other proposals are properly presented to the shareholders at the Meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and our By-Laws, the number of votes required to approve a proposal is the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. The proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this Proxy Statement that is properly presented to the Shareholders at the Meeting and any adjournments or postponements thereof. The persons named as proxies on the proxy card are Michael Touff, the Company’s Senior Vice President and General Counsel, and Joseph H. Fretz, the Company’s Secretary and Corporate Counsel.

HOUSEHOLDING OF PROXY MATERIALS

The broker, bank or other nominee of any shareholder who is a beneficial owner, but not the record holder, of the Company’s Common Stock may deliver only one copy of the proxy related materials to multiple Shareholders sharing an address (a practice called “householding”), unless the broker, bank or nominee has received contrary instructions from one or more of the Shareholders.

In addition, with respect to Shareholders of record, in some cases, only one copy of the proxy related materials may be delivered to multiple Shareholders sharing an address, unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request, the Company will deliver free of charge a separate copy of each of the proxy related materials, as applicable, to a shareholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of such materials in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: M.D.C. Holdings, Inc., telephone number: (303) 773-1100, Attn: Corporate Secretary, 4350 South Monaco Street, Suite 500, Denver, CO 80237.

CORPORATE GOVERNANCE

Director Independence

Each of Messrs. Raymond T. Baker, Michael A. Berman, David E. Blackford, Herbert T. Buchwald and David Siegel are independent, as was Steven J. Borick, a former director whose term expired just prior to last year’s annual meeting. NYSE listing standards require that the Board of Directors be comprised of a majority of independent directors. SEC rules and NYSE listing standards require that audit committees be comprised solely of independent directors. NYSE listing standards also require that corporate governance/nominating committees and compensation committees be comprised solely of independent directors.

Under the NYSE listing standards, no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board has adopted categorical standards to assist in determining whether a director of the Company (“Director”) is independent. The standards are available on the investor relations section of the Company’s website, www.mdcholdings.com.

The Company’s Board of Directors has determined the independence of Directors based on a review conducted by the Corporate Governance/Nominating Committee. This determination included consideration of the Company’s investment in corporate fixed-income securities offered by Zions Bancorporation (“Zions”), of which Mr. Blackford is an officer, and the deposit accounts the Company maintained at two of Zions’ subsidiary banks. For 2012, the Company’s interest income from these investments was less than 0.1% of Zions’ total consolidated interest and non-interest income, and Mr. Blackford had no direct or indirect material interest in the investment transactions.

The Board determined that each of Messrs. Raymond T. Baker, Michael A. Berman, David E. Blackford, Herbert T. Buchwald, David Siegel and former Director Steven J. Borick (at the time he served on the Board) have no material relationship with the Company, each is independent under the NYSE listing standards and each meets the foregoing standards of Director independence adopted by the Board. The Board also determined that each of Messrs. Baker, Berman, Blackford, Buchwald, Siegel and Borick (at the time he served on the Board) meets the independence standards for Audit Committee membership under the rules of the SEC and the standards adopted by the Board of Directors, and that each is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Section 162(m) regulations.

Frequent Meetings of the Board of Directors and Board Committees

The Board of Directors and the Audit Committee generally hold regular monthly meetings and additional meetings as necessary. The other Board committees also hold frequent meetings, as may be necessary. In 2012, the Board, the Audit Committee, the Compensation Committee, the Corporate Governance/Nominating Committee and the Legal Committee held 12, 12, 17, 8 and 10 meetings, respectively. In 2011, they held 17, 12, 10, 5 and 8 meetings, respectively, and in 2010, they held 14, 13, 8, 7 and 10 meetings, respectively.

Asset Management Committee

The Company has in place an Asset Management Committee (“AMC”). Currently, the AMC consists of three committees (for reviewing real estate and corporate transactions), each including at least one member of our senior management. The AMC generally meets weekly to review all proposed real estate transactions and other proposed non-real estate transactions at or above certain thresholds. Transactions that exceed certain thresholds also are reviewed by an executive committee of senior officers and the Board of Directors.

Lead Director

The Board has designated Herbert T. Buchwald, an independent member of the Board, as Lead Director. Mr. Buchwald is the Chairman of the Audit Committee, a member of the Compensation, Legal and Corporate Governance/Nominating Committees, and is the Company’s Audit Committee Financial Expert. Among other responsibilities, the Lead Director advises the Chairman of the Board as to the quality, quantity and timeliness of the flow of information to permit the independent Directors to effectively and responsibly perform their duties, assists in providing effective corporate governance in the management of the affairs of the Board and the Company, advises the Chairman as to an appropriate schedule of Board and Committee meetings, provides input as to meeting agendas and topics, coordinates and provides guidance to the committee chairmen and independent Directors in the performance of their duties, coordinates the agenda for and presides at executive sessions of the independent Directors, facilitates the process of conducting Committee and Board self-evaluations, acts as a liaison between the independent Directors and the Chairman of the Board, as deemed necessary, and performs such other responsibilities as may be delegated to the Lead Director by the Board from time to time.

Corporate Governance/Nominating Committee

The Board of Directors has established a Corporate Governance/Nominating Committee, consisting of Messrs. Buchwald, Berman and Blackford, who serves as its Chairman. Each member of the committee is independent as defined in the listing standards of the NYSE. The organization, functions and responsibilities of the committee are described in the Corporate Governance/Nominating

Committee charter, which is posted under the corporate governance documents on the investor relations section of the Company’s website, www.mdcholdings.com. See also “Information Concerning the Board of Directors” below.

Corporate Governance Guidelines

Upon the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors adopted a set of corporate governance guidelines to implement requirements of the NYSE. These guidelines, as amended, are posted under the corporate governance documents on the investor relations section of the Company’s website, www.mdcholdings.com.

Hedging or Pledging of Company Stock

Our directors and executive officers are prohibited from acquiring an interest in financial instruments intended to hedge or offset any decrease in the market value of the Company’s stock held directly or indirectly by that person. They also are required to inform the Company’s compliance committee and obtain pre-clearance prior to purchasing Company stock on margin, margining Company stock or pledging Company stock as collateral for a loan.

Equity Ownership Guidelines for Non-Employee Directors and for Executive Officers

In order to evidence the financial alignment of the Company’s Directors with the interests of the Company’s Shareholders, the Corporate Governance/Nominating Committee and the Board of Directors have established Equity Ownership Guidelines for Directors who are not employees of the Company. Under these guidelines, each Director is encouraged to acquire and maintain ownership of Common Stock with an acquisition value, measured at the time of acquisition, of not less than ten times the annual amount of the retainer paid for serving on the Board of Directors. The annual amount of the retainer currently is $48,000 resulting in a current stock ownership goal of $480,000 for those Directors who have not previously achieved the goal. The Directors who have not yet achieved the goal have agreed, upon their future exercise of stock options, to retain the shares they acquire net of the exercise price and taxes up to the number of shares necessary to achieve the goal. All Directors are in compliance with the Guidelines. Three of the five non-employee Directors have attained the stock ownership goal.

The Company’s executive officers as a group have historically maintained a very high level of ownership of Company stock, especially when compared against other companies in the homebuilding industry. For example, Messrs. Mizel, Mandarich, Stephens and Touff beneficially own shares totaling approximately 25% of the Company’s shares. See Beneficial Ownership of Common Stock – Ownership of Directors and Officers, below. Nonetheless, in response to feedback received from the investor community, the Company has adopted equity ownership guidelines for executive officers in order to expressly evidence their financial alignment with the interests of the shareholders of the Company. Under the new guidelines, each executive officer is encouraged to acquire and maintain ownership of Common Stock of the Company having an acquisition value of not less than the following multiple of the executive officer’s base annual salary:

Executive Officer	Multiple
CEO	5X
COO	5X
All Others	1X

To expedite achievement of the goal set forth above, each executive officer who has not yet achieved the goal agrees to retain the shares they acquire through restricted stock awards and the future exercise of employee stock options net of taxes and any option exercise price up to the number of shares necessary to achieve the goal. Messrs. Mizel, Mandarich and Touff have achieved the stock ownership goal. Mr. Stephens, although he has not yet attained the stock ownership goal, is in compliance with the guidelines.

Regularly Scheduled Executive Sessions of Non-Management Directors

The Company’s corporate governance guidelines provide for the non-management Directors to meet at regularly scheduled executive sessions without management present. All five of the Company’s non-management directors are independent, as discussed above. The Lead Director presides at the executive sessions. In 2012, four executive sessions were held.

Communications with the Board of Directors

Shareholders and other interested parties may contact the independent Directors and the Board of Directors by using the procedures established by the Audit Committee for receipt of complaints and concerns regarding accounting or auditing matters. These procedures are posted under the corporate governance documents in the investor relations section of the Company’s website, www.mdcholdings.com. Alternatively, communications may be sent directly to Mr. Blackford, Chairman of the Corporate Governance/Nominating Committee, at 1900 Main Street, 2nd Floor, Irvine, CA 92614. Any communications received by the Company’s compliance committee, which come within the purview of a Board committee and/or the Board, will be forwarded to the committee chair or the Lead Director, as applicable.

Committee Charters

The Board of Directors has adopted a charter for the Audit Committee, designed to comply with the applicable requirements of the NYSE listing standards and SEC regulations. The Board of Directors also has adopted charters for the Compensation Committee and the Corporate Governance/Nominating Committee, designed to comply with the applicable requirements of the NYSE listing standards, and a charter for the Legal Committee. These charters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.mdcholdings.com.

Corporate Code of Conduct

For many years, the Company has had in place a Corporate Code of Conduct designed to provide that all persons associated with the Company, including employees, officers and Directors, follow the Company’s compliance program and legal and ethical obligations and conduct themselves accordingly. The Corporate Code of Conduct includes, among other things, a code of ethics for senior financial officers and Audit Committee complaint procedures, as required by the Sarbanes-Oxley Act and SEC regulations. The Corporate Code of Conduct, the code of ethics for senior financial officers and the Audit Committee complaint procedures for handling confidential complaints regarding accounting or auditing matters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.mdcholdings.com.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Ownership of Directors and Officers

Certain information, as of January 30, 2013, the Record Date, with respect to Common Stock beneficially owned by the Company’s named executive officers, the nominees for election as Directors and the current Directors of the Company, furnished in part by each such person, appears below (unless stated otherwise, the named beneficial owner possesses the sole voting and investment power with respect to such shares):

Name of Executive Officer/Director	Number of Shares of Common Stock Owned Beneficially [1]		Percent of Class [2]
Raymond T. Baker	25,000		*
Michael A. Berman	140,000		*
David E. Blackford	158,550		*
Herbert T. Buchwald	235,198		*
David D. Mandarich	4,233,440		8.5%
Larry A. Mizel	7,765,548	[3]	15.6%
David Siegel	100,000		*
John M. Stephens	10,000		*
Michael Touff	321,453		*
Vilia Valentine (former officer)	0		*
All current executive officers and Directors as a group (9 persons)	12,989,189		25.0%

*	Represents less than one percent of the shares of Common Stock outstanding and entitled to vote.

[1]

Includes, where applicable, shares of Common Stock owned by related individuals or entities over whose shares such person may be deemed to have beneficial ownership. Also includes the following shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record Date at prices ranging from $22.41 to $78.89 per share: Raymond T. Baker 25,000, Michael A. Berman 125,000; David E. Blackford 150,000; Herbert T. Buchwald 218,250; David D. Mandarich 1,206,502; Larry A. Mizel 1,206,502; David Siegel 100,000; and Michael Touff 187,600. As a group, the executive officers and Directors had the right to acquire within 60 days of the Record Date by the exercise of options an aggregate of 3,218,854 shares of Common Stock. None of the shares beneficially owned by the executive officers and Directors have been pledged as security.

[2]

The percentage shown is based on the number of shares of Common Stock outstanding and entitled to vote as of the Record Date. All shares of Common Stock that the person or group had the right to acquire within 60 days of the Record Date are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other person or group.

[3]	Mr. Mizel has sole voting power and sole investment power over 1,390,218 shares and shared voting power and shared investment power over 6,375,330 shares.

Ownership of Certain Beneficial Owners

The table below sets forth information with respect to those persons (other than the officers/directors listed above) known to the Company, as of the Record Date, to have owned beneficially 5% or more of the outstanding shares of Common Stock. The information as to beneficial ownership is based upon statements filed by such persons with the SEC under Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned Beneficially		Percent of Class [1]
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,782,082	[2]	9.8%

FMR LLC 82 Devonshire Street Boston, MA 02109	3,174,500	[3]	6.5%

State Street Corporation One Lincoln Street Boston, MA 02111	2,922,122	[4]	6.0%

[1]	The percentage shown is based on the number of shares outstanding and entitled to vote as of the Record Date.

[2]	Schedule 13G/A filed with the SEC on January 31, 2013 disclosed that: BlackRock, Inc. has sole voting power and sole dispositive power over 4,782,082 shares.

[3]	Schedule 13G/A filed with the SEC on December 10, 2012 disclosed that: FMR LLC and Edward C. Johnson 3d have the sole power to dispose of 3,174,500 shares.

[4]	Schedule 13G filed with the SEC on February 9, 2012 disclosed that: State Street Corporation has shared voting power and shared dispositive power over 2,922,122 shares.

No change in control of the Company has occurred since the beginning of the last fiscal year. The Company knows of no arrangement the operation of which, at a subsequent date, may result in a change in control of the Company.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for three classes of Directors with staggered terms of office, to be divided as equally as possible. Directors of each class serve for terms of three years until election and qualification of their successors or until their resignation, death, disqualification or removal from office.

Our Board has seven members, consisting of three Class I Directors whose terms expire in 2013, two Class II Directors whose terms expire in 2014 and two Class III Directors whose terms expire in 2015. At the Meeting, Three Class I Directors are to be elected to three-year terms expiring in 2016. The nominees for the Class I Directors are Michael A. Berman, Herbert T. Buchwald and Larry A. Mizel. All of the nominees presently serve on the Board of Directors of the Company. Based on the recommendation of the Corporate Governance/Nominating Committee, the Board approved the nomination of Messrs. Berman, Buchwald and Mizel for election as Class I Directors.

Unless otherwise specified, proxies will be voted FOR the election of Messrs. Berman, Buchwald and Mizel. Management and the Board of Directors are not aware of any reasons that would cause any of Messrs. Berman, Buchwald and Mizel to be unavailable to serve as Directors. If any of them become unavailable for election, discretionary authority may be exercised by the proxy holders named in the proxy to vote for a substitute candidate or candidates nominated by the Board of Directors.

The Board of Directors recommends a vote FOR the election of Messrs. Berman, Buchwald and Mizel as Directors.

Certain information, as of January 30, 2013, the Record Date, with respect to Messrs. Berman, Buchwald and Mizel, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below:

Name	Age	Positions and Offices with the Company and Other Principal Occupations
NOMINEES:
		Class I Terms Expire in 2013

Michael A. Berman	62	Chairman, Applied Capital Management

Herbert T. Buchwald	82	Principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation

Larry A. Mizel	70	Chairman of the Board of Directors and Chief Executive Officer of the Company

CONTINUING DIRECTORS:
		Class II Terms Expire in 2014

David D. Mandarich	65	President and Chief Operating Officer of the Company

David Siegel	56	Partner, Irell & Manella LLP

		Class III Terms Expire in 2015

Raymond T. Baker	62	President of Gold Crown Management Company and Co-Director of the Gold Crown Foundation

David E. Blackford	64	President, Chief Executive Officer and Chairman of the Board of California Bank & Trust

Other Information Relating to Directors

The following is a brief description of the business experience during at least the past five years of each nominee for the Board of Directors of the Company and each of the continuing members of the Board. Their experience, qualifications, attributes or skills, set forth below, have led to the conclusion that each person should serve as a director, in light of the registrant’s business and structure.

None of the business organizations identified below (excluding the Company and HomeAmerican Mortgage Corporation) are affiliates of the Company. Other than for Mr. Baker, who was a director of Central Parking Corporation from February 2004 until May 2007, none of the continuing directors or director nominees holds, or has held during the past five years, any directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940.

Raymond T. Baker has served as President of Gold Crown Management Company, a real estate asset management company from 1974 to present. He is the founder and has served as Co-Director of the Gold Crown Foundation since 1986. He also is a member of the Board of Directors of Alpine Banks of Colorado, Steele Street State Bank & Trust, and Land Title Guarantee Company. Mr. Baker is currently serving as Chairman of the Board of the Denver Metropolitan Major League Baseball Stadium District and Chairman of the Board of the Metropolitan Football Stadium District (Denver). From February 2004 until May 2007, he served as a director of Central Parking Corporation. He has over thirty-five years experience in the real estate and banking industries. Mr. Baker was appointed to the Company’s Board of Directors in January 2012. He currently is a member of the Audit and Compensation Committees. His experience and knowledge of the real estate and banking industries directly complement and support the Company’s real estate activities and the financing of those activities.

Michael A. Berman has over 30 years experience in the financial services industry. He is a member of Applied Capital Management, a private investment management firm located in Scottsdale, Arizona, and has served as its chairman from 2002 to date. From 2005 to 2006, he also served as the chief executive officer of First Ascent Capital, a financial services firm located in New York. From July 2006 until December 2008, he served as president and chief executive officer of Real Estate Equity Exchange, Inc. (Rex & Co.), a financial services firm located in San Francisco, California. From January 1990 to March 1999, Mr. Berman was employed by The Nomura Securities Co., Ltd. (Tokyo) group of companies, where he held several senior executive positions, including that of President and CEO of Nomura Holding America Inc. and Chairman of Capital America, Nomura’s commercial real estate lending subsidiary. In April 2006, Mr. Berman became a Director of the Company and, in September 2006, he was appointed a director of HomeAmerican Mortgage Corporation (“HomeAmerican”), the Company’s wholly owned mortgage lending subsidiary. Mr. Berman currently is the Chairman of the Compensation Committee and a member of the Audit and Corporate Governance/Nominating Committees. Mr. Berman’s experience as a senior executive in corporate finance, in general, and the residential mortgage market, in particular, provide the Company with a valuable resource.

David E. Blackford has over 35 years experience in the banking industry. He was employed by California Bank & Trust, a leading California banking institution, between 1998 and 2001 as managing director, serving on the board of directors and the Senior Loan Committee for Real Estate Finance. In May 2001 he was appointed chairman, president and chief executive officer of that bank, positions he currently holds. He also is an executive vice president of Zions Bancorporation, the parent company of CB&T. Prior to 1998, he served as an executive officer in several financial institutions, including Bank One and Valley National Bank. He joined the Company’s Board of Directors in April 2001. Mr. Blackford currently is the Chairman of the Corporate Governance/Nominating Committee and a member of the Legal Committee. His experience and knowledge of historic and current institutional real estate lending practices, the regulatory process and the volatility of the credit markets provide a unique perspective to the Board.

Herbert T. Buchwald is a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the board of directors of BPR Management Corporation, a property management company located in Denver, Colorado, positions he has held for more than the past five years. Mr. Buchwald has been engaged in the acquisition, development and management of residential and commercial real estate in Florida, New Jersey and Colorado, through both publicly and privately held ventures for more than forty years. As an attorney, he has been admitted to practice before federal and state trial and appellate courts in Florida and Colorado. In addition, he holds an accounting degree and formerly was a practicing Certified Public Accountant. He has been a member of the Company’s Board of Directors since March 1994. Since March 2007, he has served as the Lead Director and he is a member of the Compensation, Legal and Corporate Governance/Nominating Committees and the Chairman of the Audit Committee. The combination of his knowledge, experience and skills provide the Company with strong oversight of accounting, financial, regulatory and legal matters, as well as the operation of the Company’s real estate businesses.

David D. Mandarich has been associated with the Company since 1977. He was elected President and Chief Operating Officer of the Company in June 1999, a position he currently holds. He previously had been elected Chief Operating Officer in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993. He was a Director from September 1980 until April 1989, and has been a Director continuously since March 1994. A skilled and experienced leader in the homebuilding industry, Mr. Mandarich provides the Board with the benefit of his judgment and his knowledge and understanding of the Company’s homebuilding business and operations.

Larry A. Mizel founded the Company in 1972 and has served as a Director and Chairman of the Board since its inception. He was appointed Chief Executive Officer of the Company in 1988, a position he currently holds. Mr. Mizel has provided the Company with leadership and judgment, serving as the Chief Executive Officer and Chairman of the Board of Directors, and working to further the long-term interests of the Company’s Shareholders. One of the most experienced leaders in the homebuilding industry, his knowledge and foresight provides the Board with invaluable guidance.

David Siegel has been a partner in the law firm of Irell & Manella LLP for more than twenty years, where he leads that firm’s securities litigation practice and formerly was the firm’s Managing Partner. Mr. Siegel’s law practice, for which he is nationally recognized, is concentrated on securities class actions, corporate governance, risk management and SEC reporting standards. Mr. Siegel has chaired and is a frequent speaker at various seminars on securities litigation, class actions, and trial techniques. He has been named by his peers as one of the “Best Lawyers in Commercial Litigation” in The Best Lawyers in America guide. Mr. Siegel has been a member of the Company’s Board of Directors since June 2009. He currently is a member of the Legal Committee. Mr. Siegel’s knowledge and experience in corporate governance and litigation matters provide the Company with significant guidance and oversight.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2012, the Board of Directors held 12 meetings. The Directors also considered Company matters and had numerous communications with the Chairman of the Board of Directors and other officials of the Company wholly apart from the formal Board meetings. In 2012, all of the Company’s Directors attended more than 90% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served. Directors are expected to attend the Company’s annual meeting of Shareholders and, to facilitate their attendance, annual meetings typically are scheduled the same day as a monthly Board meeting. In 2012, all of the Directors attended the Annual Meeting.

Board Leadership and Risk Oversight

Larry A. Mizel serves as Chairman of the Board of Directors and the Chief Executive Officer of the Company. Mr. Mizel, who founded our Company, has served for 41 years and is the largest shareholder of the Company. He provides effective leadership and guidance as the Chairman in the development of the Company’s risk profile, pursuit of its strategic goals and recognition of business opportunities that present themselves.

Herbert T. Buchwald serves as the Company’s independent Lead Director. The independent Lead Director presides at the executive sessions of the independent directors and his authority also includes advising the Chairman as to an appropriate schedule of Board and Committee meetings, providing the Chairman of the Board with input as to the preparation of the agendas and topics to be considered at the Board and Committee meetings, coordinating the activities of the various Committees of the Board, advising the Chairman as to the quality, quantity and timeliness of the flow of information from management; and coordinating and developing the agenda for executive sessions of the Board’s non-management directors.

The Board of Directors convenes on a monthly basis and is comprised of a majority of independent directors. This independent majority and our regulatory governance practices, including periodic executive sessions of the independent directors at which the Lead Director presides, provide an effective and independent oversight of management.

Our Board of Directors bears the responsibility for maintaining oversight over the Company’s exposure to risk. The Board, itself and through its Committees, regularly discusses our material risk exposures, the potential impact on the Company and the efforts of management it deems appropriate to deal with the risks that are identified. In meetings with senior management, the head of the internal audit department and the external independent auditors, the Audit Committee reviews regulatory, financial and accounting risk exposure, reserves and the Company’s internal controls. The Corporate Governance/Nominating Committee, with the guidance of corporate and outside counsel, considers the risks associated with corporate governance. The Compensation Committee considers risks associated with the elements contained in the Company’s compensation programs. The Legal Committee considers the risks that arise from material litigation, regulatory issues and other legal issues. Our Committees generally report to the Board on a monthly basis.

For the foregoing reasons, the Company has determined that its leadership structure is appropriate given the Company’s specific circumstances, the management of risk and the Board’s administration of its oversight function.

Audit Committee

The Audit Committee of the Board of Directors consists of Messrs. Berman, Baker and Buchwald, who serves as Chairman. Each member of the Audit Committee is “independent” and “financially literate” in the judgment of the Board of Directors, as defined in the listing standards of the NYSE and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Buchwald is an “audit committee financial expert” as defined by applicable SEC regulations. The Board believes that his experience and qualifications described above under “Other Information Relating to Directors” qualify him to act as the Committee’s audit committee financial expert.

The Audit Committee met 12 times during 2012. The organization, functions and responsibilities of the Audit Committee are described in the restated charter for the Audit Committee, which is posted on the investor relations section of the Company’s website, www.mdcholdings.com. The Audit Committee’s functions include: assisting the Board in its oversight of the Company’s compliance with legal and regulatory requirements, oversight of the Company’s external auditors, review of the

Company’s financial statements, review of the annual audit plan and results of the audit, review of any significant modification in accounting policies, oversight of the duties of the Company’s internal audit department and discussion of policies with respect to risk assessment and risk management.

Compensation Committee

The Compensation Committee consists of Messrs. Buchwald, Baker and Berman, who serves as Chairman. During 2012, the Compensation Committee met 17 times. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. The Compensation Committee approves executive compensation plans, reviews salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishes salary levels, benefits and other forms of compensation for employees and addresses other compensation and personnel matters as the Board of Directors from time to time may request. The organization, functions and responsibilities of the Compensation Committee are described in the Compensation Committee’s restated charter, which is posted on the investor relations section of the Company’s website, www.mdcholdings.com.

For a discussion of the Company’s compensation philosophy and a description of the Company’s processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Processes and Procedures” and “Compensation Discussion and Analysis” below.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee consists of Messrs. Berman, Buchwald and Blackford, who serves as Chairman. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. During 2012, the committee met eight times. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the committee’s charter, which is posted on the investor relations section of the Company’s website, www.mdcholdings.com. The functions of the Corporate Governance/Nominating Committee include development of and recommendations as to corporate governance principles and the Company’s Code of Conduct, identification of individuals qualified to become Board members, the review of Director independence, the selection process for Director nominees and oversight of the self-evaluations of the Board and the Audit, Compensation and Corporate Governance/Nominating Committees.

Procedures for nominating persons for election to the Board are contained in the Company’s By-Laws and, accordingly, those procedures constitute the Company’s policy with regard to the nomination and consideration of Director candidates recommended by Shareholders. The Corporate Governance/Nominating Committee will consider candidates identified by Shareholders following the procedures set forth in the By-Laws. There have been no changes to these procedures in the last year.

The By-Laws provide that nominations of persons for election to the Board of Directors may be made at a meeting of Shareholders by any shareholder entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in the By-Laws. Specifically, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to, or mailed and received at, the principal offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice shall set forth in writing:

(a)	as to each person whom the shareholder proposes to nominate for election or re-election as a Director:

(i)	the name, age, business address and residence address of such person,

(ii)	the principal occupation or employment of such person,

(iii)	the class and number of shares of the Company which are beneficially owned by such person and

(iv)

any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

(b)	as to the shareholder giving the notice:

(i)	the name and record address of the shareholder and

(ii)	the class and number of shares of the Company beneficially owned by the shareholder.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if so determined, shall so declare to the meeting and the defective nomination shall be disregarded.

The Corporate Governance/Nominating Committee believes that all candidates for the Board, including candidates recommended by Shareholders, should have experience in appropriate areas and disciplines. While the Committee does not have a specific diversity policy, in identifying director nominees, the Committee considers, in addition to applicable requirements of law and of the NYSE, the diversity of the candidate’s experience and qualifications, including business experience, specific expertise, strength of character, judgment, and other factors deemed appropriate in adding value to the composition of the Board. The Committee considers, and thereby assesses, the diversity of experience and qualifications of the candidate and the Board members when recommending candidates for nomination by the Board. Other than for compliance with the procedures set forth in the By-Laws, there is no difference in the manner in which the Corporate Governance/Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. At such times as may be appropriate, the Corporate Governance/Nominating Committee will lead the search for individuals qualified to become members of the Board, seeking candidates who have diversity of experience and qualifications in appropriate areas and disciplines. The Committee has authority to engage search firms to identify candidates for nomination to the Board.

Legal Committee

The Legal Committee consists of Messrs. Blackford, Siegel and Buchwald, all independent members of the Board of Directors. In 2012, the Legal Committee met 10 times. The Legal Committee provides oversight and review of significant legal affairs of the Company, and it has been active in reviewing legal issues affecting the Company’s business with the Company’s inside and outside counsel. The organization, functions and responsibilities of the Legal Committee are described in the committee’s charter, which is posted in the investor relations section of the Company’s website, www.mdcholdings.com.

EXECUTIVE OFFICERS

Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The Board of Directors, after reviewing the functions performed by the Company’s officers, has determined that, for purposes of Item 401 of SEC Regulation S-K, only these officers are deemed to be executive officers of the Company.

The executive officers of the Company hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth under “Election of Directors” above. Biographical information for Messrs. Stephens and Touff is set forth below.

Name	Age	Offices Held as of March 23, 2012
Larry A. Mizel	70	Chairman of the Board of Directors and Chief Executive Officer
David D. Mandarich	65	President, Chief Operating Officer and a Director
John M. Stephens	44	Senior Vice President, Chief Financial Officer and Principal Accounting Officer
Michael Touff	68	Senior Vice President and General Counsel

John M. Stephens was elected Senior Vice President, Chief Financial Officer and Principal Accounting Officer on February 13, 2012. He previously was with Standard Pacific Corp., one of the country’s largest homebuilders, serving as Chief Financial Officer from February 2009 through June 2011, Senior Vice President from May 2007 through June 2011, Corporate Controller from November 1996 through February 2009, and Treasurer from May 2001 until October 2002 and from November 2009 through June 2011. Prior to Standard Pacific, Mr. Stephens was an audit manager with the international accounting firm Arthur Andersen LLP.

Michael Touff was elected Senior Vice President and General Counsel of the Company in July 1999, having been elected previously as Vice President and General Counsel in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, a Professional Corporation. Mr. Touff also is an officer, director or both of several of the Company’s subsidiaries.

PROPOSAL TWO

APPROVAL OF THE M.D.C. HOLDINGS, INC.

2013 EXECUTIVE OFFICER PERFORMANCE-BASED COMPENSATION PLAN

General

In 2008, and in light of the challenging economic conditions existing at that time, the shareholders approved the Company’s Amended Executive Officer Performance-Based Compensation Plan (the “2008 Performance-Based Plan”) for the Company’s senior executive officers (Messrs. Mizel and Mandarich). The 2008 Performance-Based Plan provided, in addition to a fixed percentage bonus opportunity based on the adjusted pre-tax return on stockholders’ equity (“Stockholders’ Equity Goal”), a more diverse set of metrics to be used by the Compensation Committee in establishing annual performance objectives for the Company’s senior executive officers (“Performance Goal”). The Performance Goal was designed to incentivize and reward the Company’s senior executive officers (Messrs. Mizel and Mandarich) for preserving the integrity of the balance sheet and financial health of the Company during the economic downturn.

In 2012, after receiving input from shareholders, the Compensation Committee determined that it was appropriate, under then current market conditions, to utilize only the flexibility of the Performance Goal and to delete the fixed percentage Stockholder’s Equity Goal. The Committee adopted, and the shareholders approved, an amendment to the 2008 Performance-Based Plan that eliminated the fixed Stockholders’ Equity Goal and limited the maximum potential annual payout under the remaining Performance Goal to $3.5 million for 2012.

The shareholders’ approval of the 2008 Performance-Based Plan permitted the payments under the plan to qualify as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to be deductible by the Company for federal income tax purposes over a period of the five years following shareholder approval, conditioned on other requirements for deductibility being met.

Now that five years have passed since the shareholders’ approval of the 2008 Performance Based-Plan, the economic recession has ended and the Company has achieved profitability in 2012, the Compensation Committee has adopted, based on the advice of its compensation consultant, a new performance based plan. The 2013 Executive Officer Performance-Based Compensation Plan (the “2013 Performance-Based Plan”) is designed to reflect a broader range of incentive criteria and permit the adoption of performance goals that are appropriate under current and future economic conditions. Taking into account the advice of its compensation consultant, the Compensation Committee has determined the 2013 Performance Goal under this new plan, as more fully described under the Compensation Discussion and Analysis below.

The shareholders are being asked to approve the 2013 Performance-Based Plan so that payments under the plan qualify as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and would, accordingly, be deductible by the Company for federal income tax purposes if other requirements for deductibility are met. No payment shall be made under the Plan prior to approval of the Plan by the Company’s stockholders as required by Section 162(m) of the Code.

The 2013 Performance-Based Plan is attached to this Proxy Statement as Appendix A.

Material Features of the 2013 Performance-Based Plan

The following are the material terms of the 2013 Performance-Based Plan:

Purpose: The 2013 Performance-Based Plan creates a financial incentive for the senior executives to meet or exceed the Performance Goal, which consists of performance objectives determined annually by the Compensation Committee based upon one or more of the following criteria set forth in the plan: (1) EBITDA; (2) adjusted pre-tax income; (3) net income; (4) operating income; (5) earnings per share of the Company or an identifiable business segment; (6) book value per share; (7) stockholders’ equity; (8) adjusted pre-tax return on stockholders’ equity; (9) expense management; (10) total shareholder return; (11) return on investment before or after the cost of capital; (12) improvements in capital structure; (13) profitability of the Company or an identifiable business segment, unit or product; (14) maintenance or improvement of profit margins; (15) stock price; (16) market share; (17) revenues or sales; (18) costs; (19) cash flow; (20) working capital; (21) changes in net assets, whether or not multiplied by a constant percentage intended to represent the cost of capital; (22) return on assets; (23) debt ratings; (24) debt or net debt to EBITDA ratio; (25) debt or net debt to total capital ratios; (26) debt or net debt to equity ratios; (27) gross margins; (28) closings/deliveries; (29) net orders/growth; (30) SG&A and expense management; (31) procurement of land/well located lots; (32) operating margins; (33) mortgage capture rates; (34) acquisitions/entrance into new markets; (35) inventory turnover; (36) liquidity; (37) interest coverage; (38) cost targets, reductions and savings; (39) productivity and efficiencies; (40) strategic business criteria; (41) human resources management; (42) supervision of litigation; (43) economic value added; (44) customer satisfaction; (45) credit rating; (46) debt to equity; (47) cash to debt; (48) inventory; (49) land and other asset acquisitions; (50) debt management; (51) new debt issues; (52) debt retirement. These criteria may relate to the Company, one or more of its subsidiaries, divisions or units, or any combination, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other industries, or any combination, as the Compensation Committee may determine.

For each fiscal year, and for each senior executive eligible for compensation under the 2013 Performance-Based Plan, the Compensation Committee will determine in writing one or more performance objectives that, if achieved, will represent that year’s Performance Goal for that executive. The Compensation Committee establishes the Performance Goal within the first 90 days of the fiscal year and while the achievement of such Performance Goal for that fiscal year is substantially uncertain.

Eligibility: Two executive officers, Larry A. Mizel and David D. Mandarich, are eligible to receive awards under the 2013 Performance-Based Plan. Both Mr. Mizel and Mr. Mandarich are Directors of the Company, although they receive no compensation for service as Directors in addition to their compensation as executive officers.

Potential Awards Amounts: If the Performance Goal is achieved for a fiscal year, each of Messrs. Mizel and Mandarich shall receive no more than one percent (1%) of Total Assets as set forth on the Company’s balance sheet at the end of the most recent fiscal year. Any amounts may be payable, in the Compensation Committee’s sole discretion, in cash, Common Stock or a combination of both, provided that no more than twenty percent (20%) is payable in Common Stock. For purposes of converting cash value into a number of shares of Common Stock, the Common Stock shall be valued at the average closing price of the Company’s Common Stock on the NYSE for the 31 trading days preceding the date the Compensation Committee certifies achievement of the Performance Goal. The maximum number of shares of Common Stock available for issuance pursuant to the Performance Goal is 1,000,000 and the maximum number of such shares that may be issued to any one person is 1,000,000. The Company will use its best efforts to cause any shares of Common Stock to be issued as a portion of a percentage award to be registered pursuant to the Securities Act of 1933 within 180 days of issuance of the shares.

Limitation on Discretion: The Compensation Committee has no discretion to increase an award under the 2013 Performance-Based Plan. The plan expressly provides the Compensation Committee with negative discretion to reduce the amount payable under the Performance Goal.

Payment of Awards: If a payout award is earned, the Company makes payment to each eligible executive as promptly as practicable after the end of each fiscal year, but in no event later than March 15 after the end of each such fiscal year.

Certification of Performance: Before payment can be made, the Compensation Committee must certify in writing that the Performance Goal was achieved and that the material terms of the Performance Goal were in fact satisfied.

Administration; Amendments: The Performance-Based Plan is administered by the Compensation Committee with the objective that amounts intended to qualify as performance-based compensation to qualify as such in accordance with Section 162(m). Subject to the applicable requirements of Section 162(m), the Performance-Based Plan may be terminated or amended at any time by the Compensation Committee.

Term: The Performance-Based Plan will be effective for fiscal years beginning after December 31, 2012. The Performance-Based Plan has no termination or expiration date.

Other Compensation: The Compensation Committee may approve other types of compensation, including discretionary bonuses, outside of the Performance-Based Plan.

Federal Income Tax Consequences

Under federal tax laws currently in effect:

The Company expects to be entitled to claim a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the eligible executive without regard to the $1 million per year deduction limit under Section 162(m) of the Code if the 2013 Performance-Based Plan is approved by shareholders and otherwise satisfies the requirements of Section 162(m) and other relevant provisions of the Code. Section 162(m) of the Code limits the deductibility of compensation paid to each of certain executive officers of public companies to no more than $1 million per year except for qualified performance-based compensation defined in applicable tax regulations. Generally, the executives subject to this limit consist of individuals who, on the last day of the taxable year, are the chief executive officer and the three highest compensated officers (other than the chief financial officer).

The Company believes the 2013 Performance-Based Plan complies in form with the applicable “qualified performance-based compensation” rules. It is the intention of the Board of Directors to cause the 2013 Performance-Based Plan to be administered by “outside directors” consistent with the rules applicable to plan administration. It is, therefore, anticipated that ordinary compensation income attributable to awards issued under the 2013 Performance-Based Plan generally should be treated as “qualified performance-based compensation” exempt from the $1 million per year deduction limit unless circumstances at the time of any issuance cause the Board to determine that compliance with the applicable requirements is not in the best interest of the Company. We do not guarantee that any compensation intended to qualify as deductible “performance-based compensation” so qualifies.

New Plan Benefits

Awards under the 2013 Performance-Based Plan will be based on the future achievement of performance goals established under the 2013 Performance-Based Plan. As a result, the Company cannot as of the date of this Proxy Statement determine the amounts that would be earned in the future under the 2013 Performance-Based Plan or amounts that would have been earned under the plan for the fiscal year ended December 31, 2012 had the plan been in effect for that year. However, had the 2013 Performance Goal (described in the Compensation Discussion and Analysis below) been in effect for 2012, the payout to the CEO and COO would have been $0.

The Board of Directors recommends a vote FOR approval of the 2013 Executive Officer Performance-Based Compensation Plan.

PROPOSAL THREE

APPROVAL OF AN AMENDMENT TO THE M.D.C. HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

At our 2011 Annual Meeting, our shareholders approved the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan (the “2011 Equity Plan”), authorizing 1,600,000 shares of Common Stock to be available for issuance to our employees under the plan. On January 21, 2013, based on the recommendation of our Compensation Committee and its independent compensation consultant, our Board approved, subject to shareholder approval, an amendment (the “Amendment”) to Section 4.1 of the 2011 Equity Plan to increase the number of shares of Common Stock available under the plan by an additional 1,000,000 shares. A copy of the Amendment is set forth in Appendix B and incorporated by reference.

The Amendment revises the first two sentences of Section 4.1 by replacing the number 1,600,000 with the number 2,600,000. With the Amendment, the first two sentences of Section 4.1 are as follows:

4.1 Number of Shares.  Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 2,600,000 shares. Subject to adjustment as provided in Section 14, 2,600,000 shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

Reasons for the Plan Amendment

Our Board of Directors believes that attracting and retaining highly qualified officers and key employees, and motivating them to serve the Company and its affiliated entities and to expend maximum efforts, is important to our growth and success. In this regard, equity awards have been and will continue to be an important element of our compensation program because stock options and restricted stock enable our officers and key employees to acquire or increase their proprietary interest in the operations and future success of our Company, thereby promoting a close identity of interests between such individuals and our shareholders.

During the two years the 2011 Equity Plan has been effect, we have granted stock options and restricted stock awards covering over approximately 1,300,000 shares, leaving approximately 300,000 shares available for issuance under the plan. Without the Amendment, it is possible that the authorized shares under the 2011 Equity Plan may be exhausted in the near future. Under New York Stock Exchange listing standards, shareowner approval is required for us to increase the authorized shares under the Plan.

The Company’s burn rates (all plans and all awards) for 2012 and the prior two years remain at reasonable levels:

Fiscal Year	Options Granted		Full-Value Grants	FV Multiplier	Adjusted Total	Weighted Avg. Shares Outstanding	Burn Rate	Unadjusted Burn Rate
	(A)		(B)	( C )	(D = A + (B x C)	( E )	(F = D / E)	(G = ( A + B )/E)
2012	1,382,500	*	48,613	2.0	1,479,726	47,660,629	3.1%	3.00%
2011	265,000		329,703	2.0	924,406	46,796,330	2.0%	1.27%
2010	556,500		125,626	2.0	807,752	46,627,815	1.7%	1.46%

*	Options covering 1,000,000 shares were granted for a three year period.

Based on prior experience, the Company expects the additional shares, if approved by the shareholders, to last approximately three years.

Accordingly, the Company recommends approval of the Amendment.

Summary of Material Terms of the 2011 Equity Plan

The following discussion of the material features of the 2011 Equity Plan is qualified by reference to the full text of the plan, which was Exhibit 10.1 to the Company’s Form 8-K filed on April 29, 2011.

Administration:  The 2011 Equity Plan is administered by our Compensation Committee or any committee designated by our Board of Directors consisting of non-employee directors as defined in Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934 and outside directors as defined in Treasury Regulation § 1.162-27(e)(3). For purposes of this summary of the 2011 Equity Plan, the Compensation Committee or other designated committee will be referenced as the “Committee.”

Subject to the terms and conditions of the 2011 Equity Plan, the Committee is authorized to select participants who are employees of the Company or its subsidiaries, determine the awards to be made, set terms and conditions of such awards, and determine the form of award agreements. The Committee also has the authority, among other things, to:

•	adopt rules and regulations relating to the 2011 Equity Plan;

•	correct any defect, supply any omission, or reconcile any inconsistency in the 2011 Equity Plan or any award agreement;

•	interpret the 2011 Equity Plan and award agreements; and

•	make all other determinations which may be necessary or desirable for the administration of the 2011 Equity Plan.

Eligibility:  Any employee of the Company or its subsidiaries is eligible to receive awards under the 2011 Equity Plan. There are four executive officers (including two employee directors) and approximately 1000 non-executive officer employees who are eligible under the 2011 Equity Plan.

Shares Subject to the Plan:  If the Amendment is approved by the shareholders, and subject to the adjustments upon changes in capitalization described below, 2,600,000 shares of our common stock will be authorized for issuance of awards under the 2011 Equity Plan and the 2,600,000 shares of common stock also will be authorized for issuance pursuant to incentive stock options. As of the Record Date, there were 1,303,796 shares subject to outstanding grants/awards, 291,267 shares available for (but not yet subject to) a grant or award, plus an additional 1,000,000 shares authorized by the Amendment (if the Amendment is approved by our shareholders). If our shareholders do not approve the Amendment, the 2011 Equity Plan’s total authorized shares will remain at 1,600,000 shares, with a total remaining unused capacity of approximately 300,000 shares.

The maximum number or value of shares of common stock that may be granted to any individual under the 2011 Equity Plan in any calendar year shall not exceed the shares available for issuance under the plan, subject to the adjustments upon changes in capitalization described below. The shares underlying terminated awards will remain available for issuance under the 2011 Equity Plan and shares that are utilized to pay an award’s exercise price or tax withholding obligations will not count against the 2011 Equity Plan’s share limits.

The closing price of a share of the Company’s common stock as reflected on the New York Stock Exchange on the Record Date was $41.76.

Stock Options and Stock Appreciation Rights:  The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, non-qualified stock options (“NSOs”), and stock appreciation rights (“SARs”). The exercise price per share of common stock subject to an option or SAR is at least the fair market value of the underlying stock at the date of grant of a stock option or SAR. An ISO granted to a participant who is the holder of record of more than 10% of the Company’s stock will have an exercise price of at least 110% of the fair market value of the underlying stock at the date of grant. The term of each option and SAR and the times at which each option or SAR shall be exercisable generally will be fixed by the Committee, except no option or SAR will have a term exceeding 10 years. Upon the termination of an option holder’s or SAR holder’s employment with us, the ability to exercise vested options and SARs will be determined in the discretion of the Committee as set forth in the applicable award agreement. Upon the termination of an option holder’s or SAR holder’s employment, all of that person’s options and SARs will expire in accordance with the terms of the applicable award agreement; provided, however, that incentive stock options shall not be exercisable for more than three (3) months after the participant ceases to be an employee for any reason other than death or disability, or more than one (1) year after the participant ceases to be an employee due to death or disability. Options may be exercised by payment of the exercise price.

The exercise price of an NSO or ISO shall be payable to the Company in full, in any method permitted under the award agreement, including: (i) in cash or in cash equivalents acceptable to the Company; (ii) by tendering unrestricted shares of stock already owned by the participant (for at least six (6) months or such other period as may be required by the Committee in order to comply with applicable law and to avoid adverse accounting consequences) on the date of surrender to the extent the shares of stock have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which such NSO or ISO shall be exercised, provided that, in the case of an ISO, the right to make payment in the form of already owned shares of stock may be authorized only at the time of grant, (iii) any other method approved or accepted by the Committee in its sole discretion, including, but not limited to a cashless (broker-assisted) exercise (although limitations might apply to certain executive officers), or (iv) any combination of the foregoing.

At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, shares of stock or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination as to the form of settlement will be set forth in the award agreement.

The exercise of an NSO or SAR is conditioned on the withholding of taxes.

Restricted Stock and Restricted Stock Units:  The Committee may grant shares of restricted stock or restricted stock units under the 2011 Equity Plan. The Committee determines in the award agreement the restriction period during which the restricted stock or the restricted stock units are subject to a substantial risk of forfeiture based upon the passage of time, the achievement of performance goals or the occurrence of other events determined by the Committee. Except as provided in the plan or an award agreement, the restricted stock or the restricted stock units may not be sold, assigned or otherwise transferred until the end of the restriction period or earlier satisfaction as specified by the Committee. The Committee may impose other conditions, including a requirement that the participant pay a specified amount to purchase each share of restricted stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting, or holding requirements or sale restrictions upon vesting. Unless otherwise provided by the Committee, participants forfeit any unvested shares of restricted stock or restricted stock units upon termination of service. Participants holding restricted stock generally may vote the shares. The Committee may provide in an award agreement that the holder of restricted stock may receive any dividends paid. Participants holding shares of restricted stock units shall have no rights of stockholders. The Committee may provide in an award agreement that the holder of such restricted stock units shall be entitled to receive dividend equivalents.

Performance Awards:  The Committee may condition any award under the 2011 Equity Plan on the fulfillment of conditions and the attainment of performance goals over such periods as the Committee determines in writing and sets forth in the award agreement between the Company and the participant. To the extent compliance with Section 162(m) of the Internal Revenue Code is desired, the “Committee” for this purpose shall be comprised solely of two or more “outside directors” under Section 162(m). Performance goals pursuant to Section 162(m) of the Code will be established by the Committee within 90 days after the beginning of the applicable performance period, and in no event after passage of more than 25% of the period to which the performance goal relates. Performance goals are based on the attainment of specified target levels with respect to one or more selected measures of business or financial performance. Performance goals may include alternate and multiple goals and shall be based on one or more of the following criteria: (a) total shareholder return; (b) return on assets, return on equity, or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business-unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average production growth; (j) efficiency or productivity measures such as annual or multi-year absolute or per-unit operating and maintenance costs; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee; (l) debt ratios or other measures of credit quality or liquidity; (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee; (n) sales and marketing measures, such as annual or multi-year “net-back” sales or the introduction of new products in accordance with specific goals set in advance by the Committee; (o) staffing and retention and (p) any criteria that are stated in the stockholder approved Executive Officer Performance–Based Compensation Plan (as amended).

Following completion of the applicable performance period, the Committee certifies in writing the extent to which a participant has attained the applicable performance goals and the resulting value of the participant’s award. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount correspondingly paid to any other participant.

The Committee will, in the award agreement, state the results that will transpire if a participant terminates service due to death or disability prior to completion of the applicable performance period. For example, the final award value may be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period, but will then be prorated for the number of months of the participant’s service during the performance period. The Committee may also provide that, if a participant’s service terminates prior to completion of the applicable performance period for any other reason, the participant forfeits the performance award, unless the Committee determines otherwise. Participants may not sell or transfer a performance award, other than by will or the laws of descent and distribution, prior to the end of the applicable performance period. In the event that the performance goals are not satisfied, the award shall not become vested or payable, as applicable.

Other Stock-Based Awards:  The Committee may adopt other incentive arrangements under which participants may acquire shares of stock by purchase, grant or otherwise, or receive an award payable in cash or stock, the value of which may be determined in whole or in part based on the value of the stock. Any such arrangements will be subject to the general provisions of the 2011 Equity Plan.

Adjustments Upon Changes in Capitalization:  The 2011 Equity Plan provides that, in the event of any change in our capital structure that effects an increase or decrease in the number of shares of our common stock without receipt of consideration, the maximum number of shares of stock for which awards may be made under the plan shall be proportionately increased or decreased, and the number and kind of shares for which awards are outstanding may be proportionately increased or decreased. Any adjustment in outstanding options or SARs will not increase the aggregate exercise price or grant price payable with respect to shares that are subject to the unexercised portion of the option or SAR, in compliance with Section 409A of the Code. Except as otherwise provided in another agreement, upon a change of control the Committee may take any action it deems necessary or desirable with respect to any awards including, among other things, providing that the awards are fully vested or payable. In the event of a reorganization in which the Company is the surviving entity and no change of control occurs, any previous award will generally apply solely to securities to which the holder of the number of securities subject to such award would have been entitled immediately following such reorganization and, in the case of options or SARs, with a corresponding proportionate adjustment of the exercise price or grant price per share. Adjustments to shares of stock will be made by the

Committee whose determination will be final and the Committee may provide in award agreements for different provisions to apply to an award. However, any provisions may be modified by the Committee to avoid any tax that would otherwise be due under Section 409A of the Code.

Substitute Awards:  Awards may be granted in substitution for, or in assumption of, outstanding awards previously granted by an entity acquired by the Company or an affiliate or with which the Company or an affiliate combines.

Other Terms:  The terms of the 2011 Equity Plan will permit the Committee to impose performance conditions with respect to any award. Performance conditions may require that an award be forfeited, in whole or in part, if performance objectives are not met, or require that the time of exercisability of an option be linked to achievement of performance conditions.

Each award agreement may contain other terms and conditions not inconsistent with the 2011 Equity Plan as may be determined by the Committee in its discretion. Unless otherwise provided by the Committee, no consideration is to be received by the Company for the granting of options or other awards.

No awards may be granted under the 2011 Equity Plan ten years after the date the plan is approved by the shareowners.

Our Board of Directors may terminate, amend or modify the 2011 Equity Plan with respect to any shares of common stock that are not subject to awards. However, no amendment or modification may become effective without shareowner approval if required by applicable law or regulatory requirement. The listing standards of the New York Stock Exchange require that all equity compensation plans, and any material revisions to the plans, be subject to shareowner approval, with certain limited exemptions.

Awards granted under the 2011 Equity Plan generally are not transferrable other than upon death, in certain family transfers, or pursuant to a court-approved domestic relations order.

The 2011 Equity Plan will be governed by the laws of the state of Delaware except for conflict of law provisions.

Federal Tax Consequences of the 2011 Equity Plan

The following is a general summary as of January 2013 of the federal income tax consequences to us and to U.S. participants to awards granted under the 2011 Equity Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. Each participant is advised to consult his or her individual tax advisor concerning their personal tax consequences.

Incentive Stock Options:  For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income or loss as of the date of exercise equal to the difference between the exercise price and fair market value of the stock. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares had been held by the participant for more than one year. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.

Non-statutory Stock Options and Stock Appreciation Rights:  A participant who receives an NSO or SAR generally will not realize taxable income on the grant of such option or SAR but will realize ordinary income at the time of exercise of the stock option or SAR equal to the difference between the option or SAR exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares had been held by the participant for more than one year.

Restricted Stock:  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The determination date is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not freely transferable, in which case the determination date is the earlier of (i) the date on which the shares become freely transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.

Restricted Stock Units:  A participant generally will recognize no income upon the receipt of a restricted stock unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined under “Restricted Stock”), will be taxed as capital gain or loss.

Income Tax Effects for our Company:  We generally will be entitled to a tax deduction in connection with an award under the 2011 Equity Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO or the vesting of restricted stock), except to the extent such deduction is limited by applicable provisions of the Code.

Internal Revenue Code Section 409A:  Section 409A of the Internal Revenue Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of section 409A generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the recipient of the award who are our employees over and above the income tax owed plus possible penalties and interest. The types of arrangements covered by section 409A are broad and may apply to certain awards available under the 2011 Equity Plan. As required by section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee’s separation from service.

New Plan Benefits

All awards under the 2011 Equity Plan will be granted at the Committee’s discretion. Therefore, the benefits and amounts that will be received or allocated under the 2011 Equity Plan are not presently determinable.

The Board of Directors recommends a vote FOR the approval of the Amendment to the 2011 Equity Incentive Plan.

COMPENSATION PROCESSES AND PROCEDURES

Scope of Authority of Compensation Committee

The Compensation Committee has the authority to oversee all employee compensation levels, including benefits. Its goal is to have the Company develop compensation levels that will attract, retain, reward and motivate employees, that are competitive with those prevailing in the marketplace and are consistent with shareholder interests. The Committee also administers the Company’s equity and other compensation plans, as they may be amended from time to time. The Committee may delegate the day-to-day administrative duties of these plans to Company officers, employees and agents.

The primary components of the Company’s executive compensation have been: a base salary, annual performance-based bonuses and equity-based, long-term incentive awards. The Compensation Committee also has discretionary authority to award other forms of executive compensation.

The Compensation Committee reviews and establishes the base salaries for the executive officers annually. The base salaries of Mr. Mizel, the Chief Executive Officer, and Mr. Mandarich, President and Chief Operating Officer, were established in accordance with their employment agreements with the Company. The base salary for Mr. Stephens, Senior Vice President and Chief Financial Officer, was established in accordance with his hire letter. The base salary for Mr. Touff, Senior Vice President and General Counsel, was established in the Committee’s discretion.

Annual bonuses may be awarded to the Chief Executive officer and the President and Chief Operating Officer pursuant to the terms of the 2013 Performance-Based Plan, which is being submitted for shareholder approval as outlined under Proposal Two above. Under the terms of that Plan, the Committee can only exercise negative discretion, and not positive discretion, regarding the amount of any awards payable under its terms.

The Compensation Committee also has discretionary authority to determine awards of stock options and/or restricted stock to the executive officers and may exercise that authority based on its subjective assessment and determination of the individual’s performance, contributions to the Company and role in achieving the Company’s results and objectives.

Historically, the Company’s Board of Directors, and not the Compensation Committee, has exercised the authority to consider and determine Director compensation, including retainer and meeting fees. The non-employee Directors receive equity compensation pursuant to the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors approved by the Shareholders in 2011 (the “2011 Director Plan”), under which each non-employee Director is granted options to purchase 25,000 shares of Common Stock annually. The options are fully vested on the date of the grant and exercisable six months thereafter.

Role of Executive Officers regarding Employee and Executive Compensation

Mr. Mizel, with the assistance of the Company’s human resources department, made recommendations to the Compensation Committee with respect to the structure of the compensation plans and proposals for compensation levels for Company employees, including executive officers. The resources and processes used in making these recommendations involve a review of employee performance with respect to established goals, and overall Company performance subjectively compared to other public homebuilders and the Company’s business plan.

The Compensation Committee took these recommendations into account, together with a variety of other inputs, in its decision making process.

Role of Compensation Consultants

The Compensation Committee has the authority to retain outside counsel, consultants and other advisors to assist it in evaluating compensation or in otherwise discharging its duties and responsibilities. In November of 2012, the Compensation Committee engaged Pearl Meyer & Partners (the “Consultant”) to advise the Committee regarding the structuring of executive compensation for 2013 and compensation disclosures to be made in this proxy statement. The Consultant also assists the Committee in determining appropriate peers for purposes of comparing (but not benchmarking) market compensation, and provides other related services. (The Consultant was similarly engaged the prior year to provide advice as to 2012 compensation and disclosures.)

The Consultant has not provided any services for the Company other than the services it provided to the Compensation Committee. After considering, among other things, the absence of any business or personal relationship between the Consultant and any member of the Compensation Committee or any executive officer of the Company, the Compensation Committee has concluded the Consultant’s work does not raise any conflict of interest.

Executive Compensation Decision Making

The Compensation Committee conducted a series of meetings, attended by all the Committee members, beginning in October 2012 and continuing through February 1, 2013, at which time the Committee made determinations regarding 2012 and 2013 executive officer compensation. The following table summarizes the roles of the Compensation Committee, the Consultant, and executive management in executive compensation decision making:

Responsible Party	Roles and Responsibilities
Compensation Committee of the Board of Directors The Committee currently is comprised of three Independent Directors and reports to the Board.

•   Retains independent counsel, consultants and other advisers to assist it in evaluating compensation or in otherwise discharging its responsibilities.

•   Evaluates CEO performance in relation to the overall performance of the Company.

•   Has the authority to determine and approve compensation packages for our executive officers.

•   Reviews and approves all programs in which our executive officers participate, including equity, retirement and other benefit plans.

•   Oversees the Board’s relationship with shareholders on matters pertaining to executive compensation.

•   Reviews the executive compensation philosophy, compensation metrics and amounts, and the results of shareholder say-on-pay votes, before establishing executive compensation.

•   Seeks the views of the Company’s institutional shareholders concerning compensation metrics, executive compensation and performance goals.

•   Considers comparable metrics in the Company’s public homebuilder peer group.

Consultant to the Compensation Committee

Pearl Meyer & Partners, as an independent consultant retained directly by the

Compensation Committee, provides consulting advice on matters of governance and executive compensation

•   Provides advice and opinion on the appropriateness and competitiveness of our compensation programs relative to market practice.

•   Performs all functions at the direction of the Compensation Committee

•   Attends Compensation Committee meetings (including executive sessions).

•   Provides advice and opinions regarding good governance regarding executive compensation decision making.

•   Provides market data, as requested.

•   Consults on various compensation matters and recommends compensation program designs and practices.

•   With the cooperation of management, works to conduct an assessment of the risks arising from our compensation programs.

•   Confers with the CEO on behalf of the Compensation Committee concerning compensation levels, incentives and goals.

Chairman and CEO With the support of other members of the management team

•   Reviews performance of the other executive officers and makes recommendations to the Compensation Committee with respect to their compensation.

•   Confers with the Compensation Committee concerning design and development of compensation and benefit plans for Company employees.

Peer Data

The Compensation Committee utilized peer data as a tool when it considered incentives and compensation plan design. While peer data was reviewed and considered by the Committee, it was not utilized for benchmarking purposes. Rather, the peer group information was considered for broad subjective comparisons and not as an objective metric. The homebuilder peer group companies (the “Peer Group”) referenced for these purposes consisted of: Lennar Corporation, D.R. Horton, Inc., the Ryland Group, Inc., Toll Brothers, Inc., Hovnanian Enterprises, Inc., Standard Pacific Corp., KB Home, M/I Homes Inc., NVR, Inc., Pulte Homes, Meritage Homes Corporation and Beazer Homes, USA. The Committee chose these companies because of their similarities to MDC’s core business and markets, although their structure and business strategies may vary.

The Compensation Committee recognized the fact that the revenue size and the market capitalization of companies in the Peer Group have fluctuated substantially during the downturn. Nevertheless, the Committee believed that for purposes of both short and long-term views of executive compensation the companies in the Peer Group were appropriate for comparison because they compete for the same executive talent.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis (“CD&A”) addresses:

•	Our compensation philosophy and objectives;
•	The background underlying CEO, COO and other executive compensation;
•	The elements of executive compensation;
•	The Compensation Committee’s 2012 and 2013 executive compensation determinations; and
•	The modifications to our governance regarding executive compensation.

Executive Compensation Philosophy & Objectives

Our philosophy continues to utilize executive compensation to retain and reward executive leadership for purposes of creating sustainable long-term value for our shareholders. Our most important tool has been the use of long-term equity incentives, such as stock options and restricted stock awards, which allow our leadership team to benefit when shareholders benefit. Our consistent emphasis on long-term incentives has resulted in leadership team ownership of Company stock that is among the highest in our home building peer group.

The homebuilding industry is highly cyclical, and it is important that executive compensation be balanced, to take that into account. The Compensation Committee (the “Committee”) believes that our Company’s executive compensation can best be aligned with the long-term interests of the shareholders by taking all of the following factors into account:

•	The tenure, experience and importance of our executive officers
•	Risk management and financial stability
•	Annual performance of the Company
•	The long-term prospects of the Company within the homebuilding industry

The Committee is committed to establishing performance metrics that are transparent to our shareholders. The Committee seeks to establish “target” annual incentive levels based on performance goals that are directly aligned with the long-term interests of shareholders. The Committee considers the impact that annual goals may have on the Company’s overall risk profile and financial position, keeping in mind that the annual goals must also contribute to the long-term interests of the Company.

Based on shareholder input and the advice of its Consultant, as reflected in the actions taken for 2012, the Committee also seeks to size awards to reflect the degree of accomplishment relative to the established performance goals by paying partial bonuses for partial accomplishments or by paying bonuses above target bonuses for performance that exceeds the performance goals, subject to a maximum threshold. Both target and maximum annual incentive levels are established to provide a competitive pay program within the homebuilding industry.

Background underlying CEO, COO and other Executive Compensation

We believe that our ability to retain and motivate our executive officers with their exceptional skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareholders. Our Chief Executive Officer, Larry A. Mizel, and our President and Chief Operating Officer, David D. Mandarich, the principals who have guided the Company for almost 41 years and 36 years, respectively, are senior veterans of the U.S. homebuilding industry. We believe that our success in emerging in a strong fiscal condition with low debt leverage from the worst industry downturn since the Great Depression is demonstrated by our robust improvement in 2012 and should provide the opportunity to resume the creation of long-term value for our shareholders. Our achievements are directly linked to the leadership provided by Messrs. Mizel and Mandarich. Their focus and emphasis on balancing risk and reward, mitigating losses and maintaining the financial integrity of the Company is evidenced by our two investment grade ratings (one of only two homebuilders with at least two investment grade ratings). In addition, through their efforts, we have returned to profitability in 2012 and are positioned for significant growth in 2013 and future years. The Compensation Committee strongly believes that compensating these seasoned executives appropriately serves to encourage their continued service and is in the best interests of our shareholders.

The following are operational and financial highlights for 2012:

•	Total shareholder return (TSR) of 120% represented more than a $900 million increase in shareholder value;

•	Total company pretax income of $61 million improved by $169 million;

•	Total revenues of $1.2 billion increased by over 43%;

•	Net home orders of 4,342 units increased by 50%;

•	Total homebuilding revenues of $1.16 billion increased by 42%;

•	Homebuilding pretax income of $33 million increased by more than $140 million;

•	Backlog of sold homes not closed of 1,645 increased by over 58%.

This CD&A discusses the compensation of our executive officers for fiscal year 2012 and the incentives established for 2013. In 2012, the executive officers were:

•	Larry A. Mizel, Chairman and CEO;

•	David D. Mandarich, President and Chief Operating Officer;

•	John M. Stephens, Senior Vice President, Chief Financial Officer and Principal Accounting Officer; and

•	Michael Touff, Senior Vice President and General Counsel

This CD&A also addresses compensation for Vilia Valentine, our former principal financial officer, who left the Company in early February 2012.

Elements of Executive Compensation

Our executive compensation program, in which all of our executive officers participate, is comprised of three primary elements: (i) a base salary, (ii) an annual incentive bonus; and (iii) a long-term equity incentive award comprised of stock options. The following table describes each element and outlines its purpose:

Element of Executive Officer Compensation	Description	Purpose
Base Salary

Ongoing cash compensation based on the executive officer’s role at MDC and any employment agreement. Salary levels are evaluated annually and may be increased for competitive reasons or to recognize a promotion or job change.

•    Provide a degree of financial certainty and stability.

•    Retention and attraction of executive talent.

•    Recognize competitive market conditions and reward individual performance through periodic increases.

Annual Incentive Award

Awards for the CEO and COO are made annually under the Executive Officer Performance Based Compensation Plan. KPIs are established for the CFO and General Counsel. Whether an award is earned and the amount is determined by the Compensation Committee depending upon Company performance, typically against pre-established goals.

•    Motivate executive officers to achieve key annual goals and position the Company for longer-term success.

•    Reward executive officers for individual performance and overall Company performance during the year.

Long-Term Equity Awards

Awards typically are granted annually under the Company’s equity incentive plan. Each executive officer is eligible to receive an award at the discretion of the Compensation Committee based upon performance and long-term potential.

• Provide an incentive for executive officers to achieve long-term, sustainable success for the Company and to create shareholder value. • Attract, motivate, reward and retain executive talent.

In addition, based on their decades of service to the Company, Messrs. Mizel and Mandarich will receive retirement and medical insurance benefits, as more fully described under “Employment Agreements” below. These retirement and medical benefits were first established in 1997 and last modified in 2008.

Response to 2011 Say on Pay Vote

Overview

At the Company’s April 27, 2011 Annual Meeting of Shareowners, the advisory vote on executive compensation (“Say on Pay” or “SOP”), failed to reach a majority affirmative vote of the shares present and entitled to vote.

Shareholder Derivative Litigation

Following the failed say-on-pay vote the Company, its directors and its executive officers were named as defendants in a shareholder derivative lawsuit relating to executive officer compensation practices, which was settled and approved by the Court on March 8, 2012. Under the terms of the settlement, and as ordered by the Court, the Company is required to maintain a number of corporate governance procedures for a period of three years (2012 through 2014), including the following:

•

As to compensation for the CEO and COO (Executives), the Compensation Committee will review the executive compensation philosophy, compensation metrics and amounts, and the results of shareholder say-on-pay votes in prior year(s), before establishing compensation for the Executives.

•

The Compensation Committee will seek the views of institutional shareholders of the Company (holders of 5% or more of MDC’s stock, for more than one (1) year) concerning compensation metrics and compensation.

•

One factor in shaping Executive compensation shall be comparable metrics in the Company’s peer group, which shall consist of at least five (5) public homebuilders selected by the Compensation Committee.

•

Before finally determining the Performance Goal, the Compensation Committee will seek the views of long-term institutional shareholders (holders of 5% or more of MDC’s stock, for more than one (1) year) regarding compensation.

•	The Board has adopted a resolution reaffirming its commitment to fair and appropriate executive compensation that is in the best interests of the Company and its shareholders.

The Company and the Committee have implemented the governance procedures enumerated above, as well as other modifications to their procedures described in this Compensation Discussion and Analysis.

Outreach Effort

In accordance with the terms of the settlement of shareholder derivative litigation outlined above, on behalf of the Compensation Committee, the Company’s proxy solicitation firm, Alliance Advisors (“Alliance”), undertook an outreach effort to contact major Company shareholders, prior to the finalization of compensation decisions made at the start of 2012, and again prior to the finalization of compensation decisions made at the beginning of 2013. The objective of their effort was to seek the views of Company shareholders concerning compensation metrics and compensation, so that their feedback could be considered for compensation decisions.

In its outreach efforts, Alliance contacted unaffiliated shareholders, in an effort to discuss each investor’s views on compensation and compensation metrics. The outreach efforts targeted voting decision makers, proxy departments and/or compliance departments, and included portfolio managers and/or analysts. Alliance compiled detailed feedback for the Compensation Committee regarding their discussions with shareholders representing more than 40% of the Company’s unaffiliated shareholders.

The Consultant, on behalf of the Compensation Committee, contacted ISS and Glass Lewis to solicit their views concerning executive compensation and corporate governance. The Consultant reported the results of these discussions to the Committee, which were considered in advance of its executive compensation determinations made at the start of 2012 and again at the beginning of 2013.

Upon completing its evaluation, and upon conferring with its Consultant, the Compensation Committee made its determinations on compensation actions for 2012 performance and 2013 plans, as discussed in more detail below.

Say on Pay Vote in 2012

The Compensation Committee considered investor feedback prior to making compensation decisions at the start of 2012. The advisory vote on executive compensation resulted in a majority (72%) affirmative vote of the shares present and entitled to vote at the Company’s May 21, 2012 Annual Meeting of Shareholders.

Elements of Compensation & Specific Compensation Decisions—2012

Base Salary

The determination of base salary levels is a subjective assessment made by the Committee annually taking into consideration the following factors as a whole:

•	Experience and tenure
•	Base salary levels for comparable positions in the Peer Group
•	Individual and Company performance
•	Internal equity
•	Level of responsibility
•	The executive’s employment agreement (if any)
•	Shareholder input
•	The advice of its Consultant

The Compensation Committee determined to keep the 2012 base salaries of Messrs. Mizel, Mandarich, and Touff unchanged from their 2011 levels. The Committee believes that these base salary amounts are appropriate in light of the various factors it considered in making the specific base salary determinations. The base salaries have remained unchanged for several years.

Mr. Stephens’ base salary of $425,000 was determined under these factors, and was part of an arm’s length negotiation that brought him to the Company in February 2012.

2012 Annual Incentive Bonus Awards

The shareholder approved 2012 Performance-Based Plan was designed to motivate and reward executives for their respective contributions in achieving the Company’s annual financial goals. The incentive bonus for Messrs. Mizel and Mandarich was established in accordance with the performance-based plan in effect in 2012.

Given the input of the Company shareholders, the Committee believed that it was essential to closely align its 2012 annual incentive bonus with the growth of Company earnings and revenue. The design of the 2012 Performance Goal contained two key provisions:

•	First, a condition precedent that pre-tax income (excluding any charge for debt extinguishment) must be positive in order for any bonus to be paid under the 2012 plan.

•	Second, improvement on the following performance objectives:

Each performance objective was weighted 25% for determining the actual bonus payout. In establishing the performance targets for each objective, the Compensation Committee took into account, among other matters, recent Company performance:

•

2012 closings had to increase 5% over 2011 for the closings objective to attain the target bonus, and 10% over 2011 for the closings objective to achieve the maximum bonus. (Closings had decreased in five of the prior six years.)

•

Corporate and Homebuilding SG&A expenses as a Percentage of Home Sales Revenue had to improve 115 basis points over 2011 levels for the SG&A objective to attain the target bonus, and 230 basis points for the SG&A objective to achieve the maximum bonus. (SG&A expenses had not been at this level for the prior three years.)

•

Home Gross Margin (dollars) as calculated in the 2011 Form 10-K, excluding Warranty Adjustments and Interest, had to improve $6.7 million for the Home Gross Margin objective to attain the target bonus, and $13.4 million to achieve the maximum bonus. (Home gross margin (dollars) had decreased in five of the prior six years.)

•

Revenue had to increase $42.2 million for the revenue increase objective to attain the target bonus, and $84.4 million to achieve the maximum bonus. (Revenue increases in these magnitudes had not been seen since prior to 2006.)

The CEO and COO were eligible for an aggregate bonus of $1.75 million if target performance was achieved for all the goals, with the potential for a maximum aggregate $3.5 million bonus if the target goals were exceeded in each category by 100%. In the event that performance fell below targeted levels, the CEO and COO were eligible for a smaller bonus, which could have been as little as $0. The annual incentive was capped at $3.5 million. The following outlines the goals, along with target and maximum payouts and actual results for each participant:

Objective		Target		Maximum		Actual*

Description	Weight	Performance Threshhold	Payout	Performance Threshhold	Payout	Performance	Payout

2012 closings—increase over 2011	25%	5% increase	$437,500	10% increase	$875,000	35% increase	$875,000

2012 corporate and homebuilding SG&A expense as a percentage of home sales revenue—improvement over 2011	25%	115 basis point improvement	$437,500	230 basis point improvement	$875,000	770 basis point improvement	$875,000

2012 home gross margin (dollars) excluding warranty adjustments and interest—increase over 2011	25%	$6.7 million increase	$437,500	$13.4 million increase	$875,000	$74.8 million increase	$875,000

2012 revenue—increase over 2011	25%	$42.2 million increase	$437,500	$84.4 million increase	$875,000	$359.9 million increase	$875,000
TOTAL	100%		$1,750,000		$3,500,000		$3,500,000

*

Note: the presentation of certain income statement items changed from the 2011 Form 10-K to the 2012 Form 10-K. The “Actual” is calculated based on the 2012 presentation. The Company reviewed the Actual based on the 2011 presentation and determined that it was not significantly different from the current presentation and did not impact the determination of the amount of the performance bonus payable to the CEO and COO.

The targets in each category were exceeded by over 100% as a result of the remarkable turnaround led by the CEO and COO. As a result, they earned the maximum bonus in the amount of $3,500,000.

The Compensation Committee was authorized, in its discretion, to reduce the incentive payout. However, the Committee did not reduce the payout amounts given the extent to which the Company exceeded the targets set forth for each objective and the Company’s overall success during the year.

Information on how the Company calculates these performance objectives is disclosed on the investor relations section of the Company’s website at www.mdcholdings.com.

In its Proxy Statement filed on April 2, 2012, M.D.C. Holdings, Inc. (the “Company”) disclosed at page 36 that its Chief Financial Officer, John M. Stephens, and its General Counsel, Michael Touff, would be entitled to an annual bonus for 2012 of up to a specified percentage of base pay depending on the respective performance of each executive regarding Key Performance Indicators (“KPIs”) established for his position. The Compensation Committee consulted with the Company’s Chief Executive Officer, Larry A. Mizel, and the Chief Operating Officer, David D. Mandarich, and, as noted in an 8-K filed on July 24, 2012, established the following KPIs for each of Mr. Stephens and Mr. Touff for 2012 (the KPIs may change, or not apply, in subsequent years):

Chief Financial Officer

•	Shareholder relations management and oversight

•	Timely and accurate handling of financial regulatory filings

•	Oversight of accounting, finance and treasury functions, including capital markets and bank financing transactions, if applicable

•	Successful completion of special projects

General Counsel

•	Litigation management

•	Regulatory compliance

•	Successful completion of special projects

•	Oversight of risk management

For 2012, the KPIs were weighted equally. The Compensation Committee determined the extent to which each of the KPIs were met and allocated a percentage of achievement to each, the total of which constituted the annual bonuses awarded to Mr. Stephens and to Mr. Touff. The chart below shows the bonus payable at target and maximum levels, as well as the final bonus paid based on the Compensation Committee’s assessment of performance for each metric:

KPI	Target Bonus (Total = 100% of Base)		Maximum Bonus (Total = 200% of Base)		Actual Bonus Based on Performance Against KPIs
	%	$	%	$	%	$
Shareholder relations management and oversight	25%	$106,250	50%	$212,500	15%	$63,750
Timely and accurate handling of financial regulatory filings	25%	$106,250	50%	$212,500	40%	$170,000
Oversight of accounting, finance and treasury functions, including capital markets and bank financing transactions, if applicable	25%	$106,250	50%	$212,500	35%	$148,750
Successful completion of special projects	25%	$106,250	50%	$212,500	10%	$42,500

TOTAL	100%	$425,000	200%	$850,000	100%	$425,000

Litigation management	25%	$88,320	50%	$176,640	40.0%	$141,312
Regulatory compliance	25%	$88,320	50%	$176,640	30.0%	$105,984
Successful completion of special projects	25%	$88,320	50%	$176,640	27.4%	$96,721
Oversight of risk management	25%	$88,320	50%	$176,640	30.0%	$105,984

TOTAL	100%	$353,279	200%	$706,558	127.4%	$450,000

For both Mr. Touff and Mr. Stephens, $100,000 of the total actual bonus was paid in restricted stock awarded on February 1, 2013 and valued as of that date (representing 2,515 shares), vesting equally over three years, starting with the first anniversary of the award date. The restricted stock was awarded under our 2011 Equity Incentive Plan.

Long-Term Equity Incentive Awards

Long-term incentive awards are granted under the M.D.C. Holdings Inc. 2011 Equity Incentive Plan. Executive officers and other employees who are key to the Company’s success are eligible to receive equity awards.

In 2012, the CEO and COO received long-term incentive compensation in the form of performance-based stock options. Each executive received a grant of 500,000 stock options in March of 2012, with the provision that no additional grants were to be made in 2012, 2013 or 2014.

The option grants have an exercise price equal to the Company’s closing stock price on the date of grant ($24.50) and were eligible to vest in a fiscal year, within a period of three years, only if specified increases over 2011 revenue levels were achieved. Accordingly, there were three progressively more challenging revenue goals, each tied to one-third of the options grant in the following manner:

•	Tranche 1: One-third of the option grant would vest if a 10% increase in total revenues was achieved.

•	Tranche 2: One-third would vest if a 15% in total revenues occurred.

•	Tranche 3: One-third would vest if a 20% increase in total revenues was achieved.

In addition, in order for any tranche to vest, in that year the Company must have achieved a 16.7% home gross margin (as calculated in the Company’s 2011 Form 10-K, excluding warranty adjustments and interest).

Any of the three tranches of option shares that would not have been performance vested by the end of the third year would have been forfeited.

In 2012, total revenue increased to $1.2 billion, which was a 43% increase over 2011. The home gross margin of 18.2% exceeded the 16.7% home gross margin goal. Accordingly the stock option for 500,000 shares each to the CEO and COO vested and no further stock options will be granted until 2015.

As noted above, our CFO and our General Counsel were each awarded restricted stock as a part of their 2012 bonus payment. In addition, on February 1, 2013, they each were granted a stock option under the 2011 Equity Incentive Plan covering 25,000 shares of the Company’s Common Stock. The option will vest (become exercisable) as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates of the grant if the executive is employed on that date.

Pension Value and Nonqualified Deferred Compensation

For the past 15 years, the Company provided the CEO and COO with a non-qualified retirement benefit and health benefits for the duration of each executive’s life (described in more detail below under “Employment Agreements”). The non-qualified retirement benefits rewarded the CEO for his 41 years of service to the Company and the COO for his 36 years of service with the Company. These benefits were first awarded to the CEO and COO as a part of their employment agreements in 1997. The Committee has made no changes to the design of these benefits since 2008.

The amounts shown for this benefit under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table below do not represent realized compensation or any change made to the benefits during the periods reported; rather, they represent accounting accruals related to the benefits required under Generally Accepted Accounting Principles (“GAAP”). For 2012, the amount accrued increased largely due to a decrease in the discount rate used in calculating the present value of accumulated retirement benefits. See below under the heading “Pension Benefits At December 31, 2012.”

The last modification to the retirement benefits occurred in 2008. This modification provided for an increase in the annual retirement benefit for the CEO and COO as an incentive for the executives to forgo retirement upon completion of the initial term on December 31, 2010, thereby encouraging the continued service of each executive. The increases in the annual benefit occur every two years from December 31, 2010 through December 31, 2016 based on the continuing service of the executives. The Compensation Committee believes that the modification was reasonable, as the retirement of the CEO and COO after completion of the initial term, during the worst housing crisis since the Great Depression, would have been extremely detrimental to the Company. At this juncture, the Consultant has recommended to the Compensation Committee that it consider a termination of the pension benefit. The Committee has taken no action at this time, but may consider it in the future.

Other Compensation

Other compensation received by our executive officers for 2012 consists of dividends on restricted stock, 401(k) employer contributions, travel expenses incurred in support of not-for-profit organizations, relocation moving expenses and cell phone allowances.

The Board of Directors of the Company has determined that it is in the best interests of the Company for its CEO and its COO to take advantage of the Company’s aircraft for non-Company business purposes, when the aircraft is not being employed in the ordinary course of Company business. Essentially, the entire incremental expense for the non-business use of the aircraft is reimbursed by the CEO and COO to the Company.

The objective of these benefits is to provide amenities to the executive officers that allow them to more efficiently utilize their time and to support them in effectively contributing to the success of the Company.

Compensation of Former Chief Accounting Officer

Ms. Valentine, the previous Chief Accounting Officer, concluded her employment with the Company effective at the close of business on January 4, 2012. The Company retained Ms. Valentine, on a consulting basis, to continue to serve as the Company’s principal financial officer and principal accounting officer through the date the Company filed its Form 10-K for the year ending December 31, 2011, which was February 2, 2012. Ms. Valentine was compensated during the time she served as a consultant at the same rate as her prior salary.

Ms. Valentine is included in this proxy statement as a “named executive officer” under Item 402 of SEC Regulation S-K in that she served as the Company’s principal financial officer during a portion of 2012. However, the Board determined that she did not constitute an executive officer. Her 2012 compensation was structured in line with her position as a consultant to the Company for a limited term. Specifically, her 2012 compensation consisted solely of a salary. She did not receive a bonus for 2012 (she did receive a bonus for 2011 that was paid in 2012) and she did not receive any equity grants for 2012. The Compensation Committee chose to pay only a salary to Ms. Valentine given her limited engagement as a consultant to the Company.

Summary of Changes to Governance Regarding Compensation in 2012

In response to investor feedback, the Committee made a number of changes to governance regarding compensation decisions. The changes are summarized as follows:

Past Compensation Practice	Change in 2012
The Compensation Committee had not previously engaged an independent compensation consultant in the past.	The Compensation Committee engaged an independent compensation consultant to assist it in assessing governance and market practices and in matters of plan design.

No formalized share ownership guidelines for executive officers.	New equity ownership guidelines were adopted: CEO & COO – 5x base salary; All Others – 1x base salary.
No express authority for Compensation Committee to exercise negative discretion to reduce incentive payouts under Performance Goal of the Performance-Based Plan.	The Performance-Based Plan expressly authorized the Compensation Committee to exercise negative discretion with respect to the Performance Goal.

Single trigger on CEO and COO change of control provision, to pay out cash and vest equity awards.

Cash portion of CEO and COO change of control provision was changed to double trigger requiring both a change-of-control and a material change. Accelerated vesting of equity remains on a single trigger, in line with industry practice.

The threshold percentage to trigger the change of control provision was 20 percent for CEO and COO.	The threshold percentage to trigger a change of control was raised to 50 percent

Perception that compensation practices in the Company’s peer group were ignored.	The Compensation Committee now considers the peer group in its discussion of pay positioning.

Elements of Compensation & Specific Compensation Decisions – 2013

Prior to finalizing executive compensation decisions relating to 2013, the Committee took the following actions:

•	Reviewed the executive compensation philosophy, compensation metrics and amounts, and the results of shareholder say-on-pay votes in prior years.

•	Sought the views of the top ten non-affiliated shareholders of the Company concerning compensation metrics and compensation, including views regarding the Company’s performance goals.

•	Reviewed comparative metrics for the Company and twelve of its publically traded homebuilding peers.

The Committee made the following determinations regarding executive compensation for 2013.

2013 Base Salary

The executive officers would not receive a base salary increase for 2013.

2013 Annual Incentive Bonus

Given the input of the Company shareholders, the Committee believes that it is important to closely align its annual incentive bonus (the 2013 Performance Goal under the 2013 Performance-Based Plan) with the continued growth of Company earnings in 2013. In addition, the Committee determined that the Company’s homebuilding segment is most critical to earnings growth in 2013, given that the segment represented more than 95% of Company revenues in 2012.

Therefore, the design of the 2013 Performance Goal contained two key Performance Objectives:

•

First, a condition precedent is that adjusted pre-tax return on beginning equity (excluding any charge for debt extinguishment) must exceed 6% in order for any bonus to be paid under the 2013 plan. Excluding approximately $10 million of non-recurring legal recoveries to income in 2012, pretax return on equity in 2012 was slightly less than 6%.

•

Second, homebuilding pretax income per weighted average diluted share outstanding, excluding any charge for debt extinguishment (“Homebuilding EPS”) thresholds have been established to reward performance achieved in the homebuilding operations.

The CEO and COO must achieve Homebuilding EPS of:

•	At least $0.76 to qualify for the minimum bonus level of $3.5 million;
•	At least $0.90 to qualify for the target bonus level of $6.0 million; and
•	At least $1.87 to qualify for the maximum bonus level of $10.0 million.

The minimum level of $0.76 is 12% higher than actual Homebuilding EPS in 2012. However, actual Homebuilding EPS for 2012 included a per share benefit of $0.21 for legal recoveries, which are not expected to recur in 2013. Excluding the legal recoveries to income, 2012 actual Homebuilding EPS was $0.47 (“Adjusted 2012 Homebuilding EPS”). The minimum Homebuilding EPS level for 2013 is a 62% increase from Adjusted 2012 Homebuilding EPS.

As shown below, the Performance Goal is designed to require that increases in Homebuilding EPS over 2012 levels exceed the corresponding increases in bonus levels:

Neither the General Counsel nor the Chief Financial Officer participate in the Performance-Based Plan. In the judgment of the Compensation Committee, these two positions are primarily responsible for accounting, legal and regulatory compliance and should not receive incentive compensation tied to specific year financial performance. Instead, the General Counsel and the Chief Financial Officer will be entitled to an annual bonus of up to a specified percentage (to be determined) of base pay. For 2013, the Compensation Committee will consult with the Chief Executive Officer and the President and Chief Operating Officer, and devise a list of one or more Key Performance Indicators (“KPIs”) for each position. Those KPIs will be communicated to the General Counsel and the Chief Financial Officer. After the close of the year, the Compensation Committee will receive feedback from the Chief Executive Officer and the President and Chief Operating Officer regarding the respective performance of each executive regarding his KPIs. The Compensation Committee will then make an independent assessment of the qualitative performance of the General Counsel and the Chief Financial Officer relative to the KPIs, and award a bonus for each.

2013 Long-Term Equity Incentive Compensation

The Compensation Committee is committed to granting long-term equity awards that are performance vested. In 2012, the CEO and COO received long-term incentive compensation only in the form of performance-based stock options. Each of the CEO and COO received a grant of 500,000 stock options in 2012. At the same time, the Committee stated that no additional option grants would be made to them in 2013 or 2014.

Equity compensation for our CFO and General Counsel for 2013 performance will be determined at the end of that year.

EMPLOYMENT AGREEMENTS

Messrs. Mizel and Mandarich

The Company entered into employment agreements with Mr. Mizel and Mr. Mandarich, which were restated as of August 1, 2008. The agreements provide for the executives’ continued employment with the Company: Mr. Mizel as Chairman and Chief Executive Officer, and Mr. Mandarich as President and Chief Operating Officer. The agreements specify a minimum base salary, incentive compensation and medical benefits during the executive’s employment as well as payments and medical benefits upon the executive’s retirement, disability or termination.

On March 8, 2012, the employment agreements were amended to provide a double trigger on the non-equity vesting portions of the agreements’ change-in-control provision and to increase the percentage threshold in the change-in-control definition from 20% to 50%.

Material terms of the employment agreements are summarized below.

Employment Term:    The initial term of the agreements continued through December 31, 2010. Thereafter, the agreements automatically extend for two-year terms unless (1) the Company or the executive elects to terminate by six months written notice, or (2) the executive is terminated earlier. Neither party has given notice of termination.

Base Salaries:    Mr. Mizel’s base salary may not be less than $1,000,000 per year. Mr. Mandarich’s base salary may not be less than $830,000 per year. The base salary for the executive may only be reduced below his prior year’s base salary with the consent of the executive and the Company.

Incentive Compensation:    The Company pays the executive annual incentive compensation pursuant to incentive compensation plans, which are performance-based. Details of the incentive plans are described more fully in “Compensation Processes and Procedures” and “Compensation Discussion and Analysis – Elements of Compensation” above.

Retirement Benefits:    The Company will pay the executive a retirement benefit that will continue for the duration of the executive’s life. Upon completion of the two-year term on December 31, 2012, the present retirement benefit is $1.333 million per year for Mr. Mizel and $1.214 million per year for Mr. Mandarich. Thereafter, the annual benefit amount for each will increase by $333,333.33 with the completion of each two year additional term up to an annual benefit not to exceed $2 million for Mr. Mizel and $1.881 million for Mr. Mandarich. The annual retirement benefit will be $2 million, for Mr. Mizel, and $1.881 million, for Mr. Mandarich, if the executive’s employment is terminated by the executive’s death or his disability, by the Company without cause or by the executive following a change in control or a material change in the executive’s position. See “Pension Benefits at December 31, 2012” below.

If either executive dies after his retirement benefit payments have begun, the Company will continue to pay the retirement benefit to his beneficiary for five years after the date the payments began. If the executive dies before his retirement benefit payments have begun, the Company will pay the retirement benefit to his beneficiary for five years.

Medical Insurance Benefits:    The Company provides medical insurance benefits to Messrs. Mizel and Mandarich for the duration of their lives. This applies to each of them while he is employed and for the rest of his life after employment. The medical insurance coverage and benefits are at least comparable to those provided to the executive at the time the agreement was signed. The medical insurance benefits also provide comparable coverage for the executive’s spouse for the duration of the executive’s life and, if she survives the executive, for an additional sixty months after his death.

With the approval of Messrs. Mizel and Mandarich, the supplemental health insurance coverage previously provided to them was terminated at the end of 2010.

Long-Term Disability Benefits:    The Company will provide the executive with long-term disability benefits. Under the benefits, the annual after-tax amount received by the executive would equal the after-tax amount of his base salary for the year in which he becomes disabled. This long-term disability benefit would be paid monthly until the earlier of the end of the executive’s disability, prior to his becoming totally disabled, or the date his retirement benefit begins. If the executive dies or becomes totally disabled during his employment, he or his estate will be entitled to receive all benefits earned under his performance-based plan and equity plans.

Vacation:    The executive is entitled to receive six weeks of vacation each year without carryover from year to year.

Termination for Cause:    The executive may be terminated for cause, as defined in their employment agreements. If either is terminated for cause, he will only be entitled to his base salary earned through the date of termination and will not be entitled to any other amounts under his employment agreement.

Termination Without Cause:    If the executive is terminated without cause he will be entitled to receive:

•	an amount equal to his aggregate base salary during the three years prior to his termination;

•	an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination; and

•	the retirement benefit payable under the employment agreement, beginning on the date of termination.

In addition, the executive’s options and other rights under the equity plans would vest immediately and the executive, his spouse and his dependents would be entitled to continued medical benefits. Under the employment agreements, termination without cause includes the Company’s election not to extend the term of the employment agreement and the Company’s termination of the Performance-Based Plan.

Change in Control Provisions:    If a change in control of the Company occurs, all of the options, dividend equivalents and other rights granted to Messrs. Mizel and Mandarich under the equity plans and other Company plans would accelerate and become exercisable immediately before the occurrence of the transaction that caused the change in control. If the transaction is not completed, the options would remain subject to the restrictions to which they were originally subject.

If a change in control occurs, followed within two years by a material change, the executive can terminate his employment (if he has not already been terminated) within thirty days of the material change. If the executive terminates his employment due to a change in control, then:

•	he will receive an amount equal to his aggregate base salary during the three years prior to his termination;

•	he will receive an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination;

•	he will be entitled to the accelerated vesting of options and rights;

•

if the change in control involved a two-tier tender offer, at the executive’s election the Company will either: (1) pay the executive the difference between the exercise price of the otherwise unvested options and the price offered in the first tier; or (2) adjust the option terms to provide the executive with an equivalent value; and

•

he will receive, with respect to the retirement benefit, a lump sum cash payment equal to the actuarial present value (determined on the basis of the applicable mortality table and applicable interest rate as specified in Section 417(e)(3) of the Internal Revenue Code) of the annual benefit of $2 million, for Mr. Mizel, and the annual benefit of $1.881 million, for Mr. Mandarich.

Excess Parachute Payments:    Certain payments that Messrs. Mizel and Mandarich may receive could be subject to an excise tax as an “excess parachute payment” under the Internal Revenue Code. This could occur following a change in control, a material change, or through other payments made to the executives. In their employment agreements, Messrs. Mizel and Mandarich have agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as “excess parachute payments.”

Change in Control and Material Change Defined

A “change in control,” which is defined more fully in the employment agreements, occurs when:

•

a report on Schedule 13D is filed with the SEC that discloses that any person is the beneficial owner of fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company or one of its subsidiaries, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

•

any person purchases securities through a tender offer or exchange offer if after the offer is completed the person in question is the beneficial owner of fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company or one of its subsidiaries, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

•	the Company’s Shareholders approve a consolidation or merger after which the Company would not be the continuing or surviving corporation;

•	the Company’s Shareholders approve a consolidation or merger in which shares of Company’s Common Stock would be converted into cash, securities or other property;

•	the Shareholders approve any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or

•

the majority of the Board of Directors ceases to be composed of Directors who were on the Board at the beginning of any twelve-month period. However, it will not be a change in control if the election or nomination of each new director was approved by the vote of two-thirds of the Directors in office who were directors at the beginning of that twelve month period.

A “material change,” which is defined more fully in the employment agreements, occurs when:

•	the Company makes certain adverse changes in the executive’s reporting relationship, titles, functions or duties;

•	the Company (without the executive’s consent) terminates the Performance-Based Plan or amends it to provide for reduced payments to the executive;

•	the Company assigns or reassigns the executive, without his written permission, to another place of employment 50 miles or more from his residence;

•

the Company reduces the executive’s base salary, annual incentive compensation, retirement benefits, long-term incentive compensation, or the manner in which the compensation is determined, or breaches the employment agreement; or

•	a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the employment agreement.

See “Potential Payments Upon Termination or Change in Control” below for additional information.

Certain Other Change in Control Agreements

Mr. Touff entered into a change in control agreement with the Company effective July 30, 2008. The agreement will terminate on the earlier of termination of the Mr. Touff’s employment or December 31, 2012. However, unless either party elects by notice in writing delivered to the other at least 90 days prior to December 31 of the current term, the term of the agreement will be renewed automatically for successive one-year terms. In addition, if the agreement has not been terminated prior to a change in control (as defined below), upon a change in control, the term of the agreement will extend automatically following such Change in Control for two years.

The definition of change in control is generally the same as the definition in the description of the employment agreements above.

For purposes of the agreement, a change in control event occurs if a change in control is followed by a material change within two years. A material change is defined in the agreements to occur if:

•	Mr. Touff’s employment is terminated without cause (as defined in the agreements);

•	the Company makes certain adverse changes in Mr. Touff’s reporting relationship, titles, functions or duties;

•	the Company assigns or reassigns Mr. Touff, without his written permission, to another place of employment more than thirty miles from his residence;

•

the Company reduces Mr. Touff’s base salary, annual or long-term incentive compensation, or the manner in which the compensation is determined unless the reduction applies to other officers of the Company; or

•	a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the agreement.

Pursuant to the agreement, if a change in control event occurs, Mr. Touff may elect within 90 days after the change in control event to terminate his employment, if not previously terminated by the Company, and to receive a change in control payment. The change in control payment equals two times the sum of: (i) Mr. Touff’s annual base salary in effect immediately prior to the change in control event, plus (ii) the amount of Mr. Touff’s last regular annual bonus, provided that the amount of the annual bonus shall not exceed 50% of the annual base salary in effect immediately prior to the change in control event.

If a change in control event occurs, Mr. Touff also would be entitled to continue to participate in the Company’s employee benefit plans, policies and arrangements that provide insurance and medical benefits on the same basis as provided prior to the change in control event for a period of twelve months after the date of termination of his employment.

If a change in control as defined above occurs, all options, dividend equivalents and other rights granted to Mr. Touff under any Company equity incentive plan will be accelerated and become exercisable immediately prior to the closing of the change in control. If the change in control is not concluded, the election to exercise such options and other rights shall be of no effect and the options shall remain subject to their original restrictions.

Any amounts payable pursuant to the change in control agreement are in addition to any payments otherwise payable to Mr. Touff pursuant to any agreement, plan or policy of the Company. Certain payments that Mr. Touff may receive could be subject to an excise tax as an “excess parachute payment” under the Internal Revenue Code. This could occur following a change in control or a change in control event, either alone or together with other payments made to Mr. Touff. In the agreement, Mr. Touff has agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as “excess parachute payments.”

Mr. Stephens has also entered into a change in control agreement with the Company effective February 1, 2012, which is similar to Mr. Touff’s except that the change in control payment would equal the sum of his annual base salary and his target annual bonus. Mr. Stephens’ agreement also provides that, other than in the event of his death, if the Company terminates his employment other than for cause or disability (as defined in the agreement) under circumstances where he would not be entitled to the change in control payment described above, then he is entitled to receive an amount equal to his annual base salary.

See “Potential Payments Upon Termination or Change in Control” below for additional information.

The Compensation Committee believes that the potential payments in these limited change in control circumstances fit well within the Company’s overall compensation philosophy. The termination and change in control payments are calculated based on the base salaries and the annual bonuses paid to the executives. The Committee believes that the long-term interests of our Shareholders are aligned with the executives in that their compensation is, in turn, aligned with the success of the Company. The potential change of control compensation varies with the compensation previously paid to the executive, affords stability to the Company’s leadership and is consistent with the philosophy of the Committee to provide compensation that assures retention, incentive and reward to the executive team.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee shall not be deemed to be “filed” with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except that it will be deemed “furnished” in the Company’s Annual Report on Form 10-K for 2012, but shall not be deemed incorporated by reference into any filing as a result of being furnished in the Annual Report.

The Compensation Committee hereby confirms that it has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Michael A. Berman, Chairman
Raymond T. Baker Herbert T. Buchwald

2012 SUMMARY COMPENSATION TABLE

For the fiscal years ended December 31, 2012, 2011 and 2010, the following table summarizes the compensation of the Company’s named executive officers. For the Company’s discussion of Total Realized Compensation, see the Proxy Summary at page i of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) [1,2]	Option Awards ($) [2]	Non-Equity Incentive Plan Compensation ($) [3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [4]	All Other Compensation ($)	Total ($)
Larry A. Mizel,	2012	$1,000,000	N/A	N/A	$1,855,000	$3,500,000	$1,847,550	$462,157	$8,664,707
Chairman and CEO	2011	$1,000,000	N/A	$1,908,000	N/A	N/A	$1,442,518	$327,366	$4,677,884
	2010	$1,000,000	N/A	$2,076,600	$1,748,997	$2,500,000	$1,515,146	$365,660	$9,206,403

David D. Mandarich,	2012	$830,000	N/A	N/A	$1,855,000	$3,500,000	$2,491,450	$342,860	$9,019,310
President and Chief Operating Officer	2011	$830,000	N/A	$1,908,000	N/A	N/A	$1,738,611	$224,342	$4,700,953
	2010	$830,000	N/A	$2,076,600	$1,748,997	$2,500,000	$1,658,254	$191,236	$9,005,087

John M. Stephens,	2012	$389,583	$325,000	$204,100	$426,585	N/A	N/A	$42,468	$1,387,736
Senior Vice President, Chief Financial Officer and Principal Financial Officer [5]

Michael Touff, Senior Vice President and General Counsel	2012	$353,279	$350,000	$37,485	$202,750	N/A	N/A	$13,528	$957,042
	2011	$353,279	$110,000	N/A	N/A	N/A	N/A	$13,520	$476,799
	2010	$353,279	$220,000	$74,978	$249,500	N/A	N/A	$16,184	$913,941

Vilia Valentine,	2012	$46,273	N/A	N/A	N/A	N/A	N/A	$91	$46,364
Vice President – Finance, Corporate Controller and Chief Accounting Officer *	2011	$270,000	$80,000	$24,994	$99,742	N/A	N/A	$6,334	$481,070
	2010	$223,269	$130,000	$69,986	$74,415	N/A	N/A	$2,145	$499,815

*

Ms. Valentine concluded her employment with the Company effective at the close of business on January 4, 2012. She continued to serve, on a consulting basis, as the Company’s principal financial officer and principal accounting officer through February 2, 2012.

[1]

The amounts shown in the “Stock Awards” column for Messrs. Mizel and Mandarich were granted as part of the payout under the shareholder approved performance-based plan in effect at that time, and they do not represent a standalone award.

[2]

The amounts shown in the “Stock Awards” column and the “Option Awards” column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For Messrs. Mizel and Mandarich in 2012, the option awards are performance based, and therefore the value shown above is the aggregate grant date fair value of the awards multiplied by the probable outcome of the performance conditions as of the grant date. Assuming achievement of the highest level of performance for the options granted in 2012, the grant date fair value of the performance-based equity awards for each executive would be $3,710,000. For a description of the assumptions used in valuing the awards, please see Note 19 (Stock-Based Compensation) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Please see the “Grants of Plan-Based Awards” table below for more information about the awards granted in 2012. No option awards were granted in 2011 to the Company’s executive officers.

[3]

These non-equity incentive plan compensation amounts were paid in cash in accordance with the terms of the shareholder approved Performance-Based Plan, as in effect for the year indicated, as compensation for that year’s performance. The amounts were paid in the subsequent year. No amounts were paid for 2011.

[4]

This reflects the aggregate change for the year noted in the present value of accumulated Retirement Benefits and Medical Insurance Benefits provided for under Mr. Mizel’s and Mr. Mandarich’s respective employment agreements. These amounts do not represent realized compensation or any change made to the benefits during the periods reported; rather, they represent accounting accruals related to the benefits required under Generally Accepted Accounting Principles (“GAAP”). For 2012, the accrual increased due to a decrease in the discount rate used in calculating the present value of accumulated retirement benefits. See below under the heading “Pension Benefits At December 31, 2012.”

[5]

Mr. Stephens’ base salary of $425,000 (annualized) was determined as part of an arm’s length negotiation which brought him to the Company in February 2012. In addition, as a part of those negotiations, in February 2012 Mr. Stephens was granted a stock option covering 75,000 shares of common stock and an award of 10,000 shares of restricted stock. The stock option has a life of ten years and becomes exercisable as to 33-1/3% of the shares on each of the third, fourth and fifth anniversaries of the date of grant. The restrictions on the restricted stock will lapse as to 25% of the shares over four years, beginning on the first anniversary of the date of the award.

All Other Compensation

The table below provides a breakdown of all other compensation for 2012 for the named executive officers:

Name	Non-Business Use of Aircraft		Dividends on Restricted Stock	401(k) Match [4]	Other [3]	Total
Larry A. Mizel	-	[1]	$340,000	2,500	$119,657	$462,157
David D. Mandarich	-	[2]	$340,000	2,500	$360	$342,860
John M. Stephens	-		$20,000	1,226	$21,242	$42,468
Michael Touff	-		$10,308	2,500	$720	$13,528
Vilia Valentine	-		-	-	$91	$91

[1]

The incremental costs of non-business use of the Company’s aircraft are calculated as the total variable operating costs directly associated with non-business trips, in the amount of $402,228, offset by $535,000 in reimbursements made by Mr. Mizel to the Company.

[2]

The incremental costs of non-business use of the Company’s aircraft are calculated as the total variable operating costs directly associated with non-business trips, in the amount of $66,991, offset by $95,000 in reimbursements made by Mr. Mandarich to the Company.

[3]

For Mr. Mizel, the amount shown for “Other” includes $118,937 of travel expenses incurred by the Company in support of Mr. Mizel’s service to not-for-profit organizations as approved by the Company’s Board. For Mr. Stephens, the amount shown for “Other” includes $20,605 of moving expenses incurred by Mr. Stephens and reimbursed by the Company for his relocation following his hire in February 2012. The remainder of the amount shown for Mr. Mizel and all of the amounts shown for the other NEOs represent cell phone allowances.

[4]	401(k) match represents amounts paid in 2013 based on 2012 401(k) deferrals.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2012, with respect to the Company’s existing equity compensation plans.

Plan category	(a) Shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by shareholders	5,879,573	$41.29	1,016,267
Equity compensation plans not approved by shareholders	-	-	-

Total	5,879,573	$41.29	1,016,267

GRANTS OF PLAN-BASED AWARDS IN 2012

The following table sets forth certain information with respect to awards granted during 2012 to our named executive officers. All equity awards were made under the 2011 Equity Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Target (#)
Larry A. Mizel	N/A	$875,000	[1]	$1,750,000	[1]	3,500,000	[1]
Larry A. Mizel	03/08/2012							500,000	[2]	$24.50	$3,710,000
David D. Mandarich	N/A	$875,000	[1]	$1,750,000	[1]	$3,500,000	[1]
David D. Mandarich	03/08/2012							500,000	[2]	$24.50	$3,710,000
Michael Touff	03/08/2012							25,000	[3]	$24.50	$202,750
Michael Touff	03/08/2012							1,530	[4]	N/A	$37,500
John M. Stephens [5]	02/01/2012							75,000	[3]	$20.41	$426,750
John M. Stephens [5]	02/01/2012							10,000	[4]	N/A	$204,100

[1]

Messrs. Mizel and Mandarich each had the potential to receive cash in the amount of $3,500,000 if they achieved the 2012 Performance Goal at maximum levels under the Performance-Based Plan. On February 1,

2013, the Compensation Committee determined that the 2012 Performance Goal was achieved at the maximum level. Accordingly, Messrs. Mizel and Mandarich each earned the maximum bonus of $3,500,000 under the plan for 2012.

[2]

On March 8, 2012, Messrs. Mizel and Mandarich each received a performance-based stock option grant covering 500,000 shares of common stock, with the stipulation that no additional grants would be made in 2012, 2013 or 2014. The option grants were eligible to vest in a fiscal year, within a period of three years, only if specified increases over 2011 revenue levels were achieved in combination with home gross margin (as calculated in the Company’s 2011 Form 10-K, excluding warranty adjustments and interest) at or above 2011 levels. If any of the three tranches of option shares were not performance vested by the end of the third year they would have been forfeited. However, based on the Company’s total revenue achievements for 2012, each performance option tranche vested. Please see “Elements of Compensation & Specific Compensation Decisions – 2012” above for further information on the performance-based stock options.

[3]

The option will become exercisable as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates of the grant. Mr. Touff’s option was granted in 2012 as part of his compensation for 2011.

[4]	The restricted stock award will vest as to 25% of the shares on each of the first four anniversary dates. Mr. Touff’s restricted stock was awarded in 2012 as part of his compensation for 2011.

[5]

Mr. Stephens was granted a stock option covering 75,000 shares of common stock and an award of 10,000 shares of restricted stock as part of an arm’s length negotiation which brought him to the Company in February 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table sets forth information with respect to all unexercised option and unvested restricted stock awards to our named executive officers that were outstanding as of December 31, 2012. Options will become exercisable as to unvested shares and restricted stock will vest (restrictions will lapse) if the named executive officer remains employed on the vesting date. The share amounts and option exercise prices in this table have been adjusted, as necessary, to reflect increases resulting from the stock split and stock dividends declared by the Company in prior years.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Larry A. Mizel	252,502	-		44.68	11/17/2013	-		-
	78,000	-		62.14	11/22/2014	-		-
	78,000	-		65.10	11/22/2014	-		-
	78,000	-		68.06	11/22/2014	-		-
	90,000	-		61.98	12/30/2015	-		-
	90,000	-		68.18	12/30/2015	-		-
	90,000	-		57.05	12/29/2016	-		-
	90,000	-		62.76	12/29/2016	-		-
	90,000	-		38.01	12/20/2017	-		-
	90,000	-		41.81	12/20/2017	-		-
	60,000	30,000	[1]	29.45	12/30/2018	-		-
	60,000	30,000	[1]	32.40	12/30/2018	-		-
	30,000	60,000	[2]	31.04	12/31/2019	-		-
	30,000	60,000	[2]	34.14	12/31/2019	-		-
	-	90,000	[3]	28.86	12/30/2020	-		-
	-	90,000	[3]	31.75	12/30/2020	-		-
	-	500,000	[4]	24.50	03/08/2022	-		-
	-	-		-	-	40,000	[5]	1,470,400
	-	-		-	-	60,000	[6]	2,205,600
	-	-		-	-	60,000	[7]	2,205,600

David D. Mandarich	252,502	-		44.68	11/17/2013	-		-
	78,000	-		62.14	11/22/2014	-		-
	78,000	-		65.10	11/22/2014	-		-
	78,000	-		68.06	11/22/2014	-		-
	90,000	-		61.98	12/30/2015	-		-
	90,000	-		68.18	12/30/2015	-		-
	90,000	-		57.05	12/29/2016	-		-
	90,000	-		62.76	12/29/2016	-		-
	90,000	-		38.01	12/20/2017	-		-
	90,000	-		41.81	12/20/2017	-		-
	60,000	30,000	[1]	29.45	12/30/2018	-		-
	60,000	30,000	[1]	32.40	12/30/2018	-		-
	30,000	60,000	[2]	31.04	12/31/2019	-		-
	30,000	60,000	[2]	34.14	12/31/2019	-		-
	-	90,000	[3]	28.86	12/30/2020	-		-
	-	90,000	[3]	31.75	12/30/2020	-		-
	-	500,000	[4]	24.50	03/08/2022	-		-
	-	-		-	-	40,000	[5]	1,470,400
	-	-		-	-	60,000	[6]	2,205,600
	-	-		-	-	60,000	[7]	2,205,600

John M. Stephens	-	75,000	[12]	20.41	02/01/2021	-		-
	-	-		-	-	10,000	[13]	367,600

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Michael Touff	21,450	-		44.68	11/17/2013	-		-
	7,150	-		44.80	12/12/2013	-		-
	39,000	-		59.18	11/22/2014	-		-
	30,000	-		61.98	12/30/2015	-		-
	30,000	-		57.05	12/29/2016	-		-
	30,000	-		38.01	12/20/2017	-		-
	20,000	10,000	[1]	29.45	12/30/2018	-		-
	10,000	20,000	[2]	31.04	12/31/2019	-		-
	-	25,000	[3]	28.86	12/30/2020	-		-
	-	25,000	[8]	24.50	03/08/2022	-		-
	-	-		-	-	806	[9]	29,629
	-	-		-	-	1,299	[10]	47,788
	-	-		-	-	1,530	[11]	56,243

[1]	This option vests as to the remaining shares on December 30, 2013.

[2]	This option vests as to 50% of the shares covered thereby on each of December 31, 2013 and 2014.

[3]	This option vests as to 33-1/3% of the remaining shares on each of December 30, 2013, 2014 and 2015.

[4]

This option vests based on the achievement of three tranches of performance criteria, as further described above under “Grant of Plan-Based Awards in 2012”. Any of the three tranches of option shares that would not have been performance vested by the end of the third year (2014) would have been forfeited. However, all shares will vest on March 1, 2013, based on the performance achieved for 2012.

[5]	The restrictions on these shares lapse as to 50% of the shares on each of February 5, 2013 and 2014.

[6]	The restrictions on these shares lapse as to 33-1/3% of the shares on each of February 4, 2013, 2014 and 2015.

[7]	The restrictions on these shares lapse as to 33-1/3% of the shares on each of February 9, 2014, 2015 and 2016.

[8]	This option vests as to 33-1/3% of the shares covered thereby on each of March 8, 2015, 2016 and 2017.

[9]	The restrictions on these shares lapse on December 31, 2013.

[10]	The restrictions on these shares lapse as to 50% of the shares on each of December 30, 2013 and 2014.

[11]	The restrictions on these shares lapse as to 25% of the shares on each of March 8, 2013, 2014, 2015 and 2016.

[12]	This option vests as to 33-1/3% of the shares covered thereby on each of February 1, 2015, 2016 and 2017.

[13]	The restrictions on these shares lapse as to 25% of the shares on each of February 1, 2013, 2014, 2015 and 2016.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table provides additional information about value realized by the named executive officers on option award exercises and restricted stock award vestings during the year ended December 31, 2012.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry A. Mizel	196,625	*	$2,263,182	40,000	$1,233,000
David D. Mandarich	196,625	*	$2,050,492	40,000	$1,233,000
Michael Touff	-		-	1,710	$61,565
John M. Stephens	-		-	-	-
Vilia Valentine	-		-	-	-

*	The option awards exercised by Mr. Mizel and Mr. Mandarich had a total term of ten years and were within a few months of expiration.

PENSION BENEFITS AT DECEMBER 31, 2012

The following table shows, as of December 31, 2012, the present value of accumulated Retirement Benefits and Medical Insurance Benefits under the employment agreements of Mr. Mizel and Mr. Mandarich.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Larry A. Mizel	Employment Agreement	N/A	$14,146,376	N/A

David D. Mandarich	Employment Agreement	N/A	$14,869,957	N/A

Michael Touff	N/A	N/A	N/A	N/A

John M. Stephens	N/A	N/A	N/A	N/A

Vilia Valentine	N/A	N/A	N/A	N/A

For a description of the valuation method and the material assumptions used in quantifying the present value of the accumulated Retirement Benefits and the Medical Insurance Benefits, please see Note 12 (Deferred Compensation Retirement Plans) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Also, for a description of the Retirement Benefits and the Medical Insurance Benefits, please see “Employment Agreements” above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows potential payments to our named executive officers under existing contracts for various scenarios involving a change in control or termination of employment, assuming a December 31, 2012 termination date. Please see the narrative above under “Employment Agreements” and “Certain Other Change in Control Agreements” for a description of payments contemplated by these agreements. Note that Ms. Valentine resigned as an employee of the Company effective as of January 4, 2012 and therefore is not included in the chart below.

Name	Benefit	Termination w/o Cause or Material Change		Change in Control		After Change in Control – Material Change or w/o Cause[1]		Voluntary Termination		Death		Disability
Larry A. Mizel	Severance Pay	$3,000,000	[2]			$3,000,000	[2]
	Ann. Incentive Comp.	$0	[3]			$0	[3]
	Stock/Option Vesting	$14,024,000	[4]	$14,024,000	[4]	$14,024,000	[4]
	Health Care Benefits	$273,308	[5]			$273,308	[5]	$273,308	[5]	$47,067	[5]	$273,308	[5]
	Retirement Benefit	$20,759,316	[6]			$24,811,770	[6]	$13,873,068	[7]	$8,658,953	[6]	$20,759,316	[6]

David D. Mandarich	Severance Pay	$2,490,000	[2]			$2,490,000	[2]
	Ann. Incentive Comp.	$0	[3]			$0	[3]
	Stock/Option Vesting	$14,024,000	[4]	$14,024,000	[4]	$14,024,000	[4]
	Health Care Benefits	$267,896	[5]			$267,896	[5]	$267,896	[5]	$72,755	[5]	$267,896	[5]
	Retirement Benefit	$22,732,489	[6]			$26,635,204	[6]	$14,602,061	[7]	$8,143,746	[6]	$22,732,489	[6]

John M. Stephens	Severance Pay	$425,000	[13]			$425,000	[14]
	Bonus Payment					$425,000	[15]
	Stock/Option Vesting	$367,600	[8]	$1,593,850	[9]	$1,593,850	[9]
	Health Care Benefits					$11,426	[12]

Michael Touff	Severance Pay					$706,558	[10]
	Bonus Payment					$220,000	[11]
	Stock/Option Vesting	$133,659	[8]	$825,159	[9]	$825,159	[9]
	Health Care Benefits					$9,409	[12]

[1]

On March 8, 2012, the employment agreements for Messrs. Mizel and Mandarich were amended to require both a change in control and a material change. Prior to that date, both could have elected to terminate their employment after a change in control and receive the identified benefits. Following both a change in control and a material change, Mr. Stephens and Mr. Touff may elect to terminate employment and receive the identified benefits.

[2]

Calculated as the aggregate base salary earned by the executive during the prior three years. This amount does not include any amount that may be payable upon a two-tier tender offer that results in a change of control. See footnote 4 below.

[3]

Under the executive’s employment agreement, this is calculated as of December 31, 2012 at 300% for Mr. Mizel and 200% for Mr. Mandarich of the “Annual Incentive Compensation” paid for 2011. These amounts vary from year to year. Because no Annual Incentive Compensation was paid for 2011, the potential payment amount as of December 31, 2012 was $0 for Messrs. Mizel and Mandarich. See “Employment Agreements” above for a description of these provisions.

[4]

Amount is the value of unvested restricted stock at December 31, 2012 plus an amount representing the difference between MDC’s stock price at December 31, 2012 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. Under the executive’s Employment Agreement, the vesting of all options, dividend equivalents and other rights granted under equity incentive plans and any other Company plans would be accelerated so as to permit the executive to fully exercise all outstanding options and rights, if any, granted to the executive. In the event a change in control involves a two-tier tender offer, the Company would pay the executive (at the executive’s election) the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide the executive with an equivalent value.

[5]

The amount shown is the total projected medical insurance benefit obligation for the executive, which would provide medical benefits that are at least comparable to those provided to the executive at the time his employment agreement was signed. After the end of his employment term, the date the executive becomes totally disabled, the date of the executive’s termination without cause or the executive’s election to terminate his employment following a change in control (but not in the event of termination for cause), the Company will pay the medical insurance benefit for the duration of the executive’s life. The medical insurance benefit also provides comparable coverage for the executive’s spouse for duration of the executive’s life and, if she survives him, for an additional 60 months after his death. This amount is estimated based on 2012 costs incurred by the Company.

[6]

The amount shown is the present value of the total projected retirement benefit obligation for the executive. For the specified events, the annual retirement benefit for Mr. Mizel and Mr. Mandarich is $2,000,000 and $1,881,000, respectively, payable in monthly installments beginning on the first day of the month following separation from service and continuing for the duration of the executive’s lifetime. In the event of death after the retirement benefit has commenced, the Company will continue to pay the retirement benefit to the executive’s beneficiary until five years after commencement of the benefit. If the retirement benefit has not commenced on the date of death, the benefit will commence to be paid to the executive’s beneficiary on the first day of the month following the date of death and will continue for five years. Upon a change of control combined with a material change or termination of employment without cause, the net present value of such benefits shall be paid in a lump sum (following March 8, 2012, both a change in control and a material change are required for the benefits to be paid in a lump sum).

[7]

The amount shown is the present value of the total projected retirement benefit obligation for the executive. In the event of a voluntary termination, the annual retirement benefit for Mr. Mizel and Mr. Mandarich is $1,333,333 and $1,214,333, respectively, and is payable in monthly installments beginning on the first day of the month following separation from service and continuing for the duration of the executive’s lifetime. In the event of death after the retirement benefit has commenced, the Company will continue to pay the retirement benefit to the executive’s beneficiary until five years after commencement of the benefit. If the retirement benefit has not commenced on the date of death, the benefit will commence to be paid to the executive’s beneficiary on the first day of the month following the date of death and will continue for five years.

[8]

Represents the value of all unvested restricted stock awards, which would become fully vested upon a termination by the Company without cause pursuant to the terms of the restricted stock award agreement.

[9]

Amount is the value of unvested restricted stock at December 31, 2012, plus an amount representing the difference between MDC’s stock price at December 31, 2012 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. If a change in control occurs, all options, dividend equivalents and other rights granted to the employee under any Company equity incentive plans shall be accelerated and shall become exercisable immediately prior to the closing of the change in control so as to permit the employee fully to exercise all outstanding options and rights.

[10]	Calculated as two times Mr. Touff’s annual base salary as of December 31, 2012.

[11]

Calculated as two times the amount equal to Mr. Touff’s last regular annual bonus, provided that for these purposes such regular annual bonus amount shall not exceed 50% of his annual base salary at the rate in effect immediately before the change in control event.

[12]

If a change in control event occurs, the employee shall also be entitled to continue to participate in each of the Company’s employee benefit plans, policies or arrangements which provide insurance and medical benefits on the same basis as was provided to the employee prior to the change in control event for a period of 12 months after the date of termination of employee’s employment. Amount represents the estimated cost of 12 months of benefits for each employee.

[13]

Upon the Company’s termination of Mr. Stephens’ employment other than for cause, death or disability, he shall be entitled to receive an amount equal to his annual base salary at the rate in effect immediately before the termination of employment.

[14]	Calculated as one times Mr. Stephens’ annual base salary as of December 31, 2012.

[15]	Calculated as one times Mr. Stephens’ annual target annual bonus for 2012.

2012 DIRECTOR COMPENSATION

During 2012, each Director (excluding the Lead Director) who was not an officer of the Company (“non-employee Director”) was paid $4,000 per month as a retainer and $2,500 for attending the monthly Board meeting. Each respective Board committee member (also excluding the Lead Director) was paid $2,500 for attending each meeting of the Audit Committee, $2,000 for attending each meeting of the Compensation and the Corporate Governance/Nominating Committees, and $2,000 per month for service on the Legal Committee. The chairman of the Compensation Committee and the chairman of the Corporate Governance/Nominating Committee received a retainer (in addition to meeting fees) in the amount of $1,250 per month.

Mr. Berman received a retainer of $2,000 per month during 2012 for services as a director of HomeAmerican. There were four meetings of the HomeAmerican board during 2012. Mr. Berman attended all of the meetings.

In consideration for performing all of the duties and responsibilities of the Lead Director, Mr. Buchwald received during 2012 monthly compensation of $27,500 in lieu of all other cash compensation paid to independent Directors, including retainer fees and Board and committee meeting fees.

Pursuant to the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors, approved by the Shareholders in 2011, each non-employee Director is granted vested options to purchase 25,000 shares of Common Stock annually. The options are not exercisable until six months after grant. Each Director also is reimbursed for expenses related to his attendance at Board of Directors and committee meetings.

The following table sets forth information regarding the compensation of the Company’s non-employee Directors for the fiscal year ended December 31, 2012. The two Directors (Messrs. Mizel and Mandarich) who are executive officers receive no compensation for serving as Directors in addition to the compensation received as executive officers.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) [1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Raymond T. Baker	$105,500	$191,229	N/A	N/A	$296,729
Michael Berman	$193,000	$191,229	N/A	N/A	$384,229
David E. Blackford	$137,000	$191,229	N/A	N/A	$328,229
Steven J. Borick [2]	$34,000	N/A	N/A	N/A	$34,000
Herbert T. Buchwald	$330,000	$191,229	N/A	N/A	$521,229
David Siegel	$97,500	$191,229	N/A	N/A	$288,729

[1]

Each non-employee Director was granted 25,000 options on August 1, 2012 at an exercise price of $31.77 per share. The dollar amount shown for each Director is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For details on the assumptions used to calculate the fair value of options granted, see Note 19 (Stock-Based Compensation) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, Messrs. Baker, Berman, Blackford, Borick, Buchwald and Siegel had outstanding option grants of 25,000; 125,000; 150,000; 100,000; 218,250; and 100,000 shares, respectively.

[2]	Mr. Borick was a director for a portion of 2012. His term expired just prior to last year’s annual meeting and he did not stand for re-election.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company believes that its compensation policies and practices for its employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the Compensation Committee during 2012: Michael A. Berman, Herbert T. Buchwald and, upon his appointment to the Committee on July 23, 2012, Raymond T. Baker. None of the committee members were, during the last fiscal year, officers or employees of the Company, none were formerly officers of the Company and none had a material interest in a “related person” transaction since the beginning of 2012. During 2012, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROPOSAL FOUR

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, as amended and SEC Rule 14a-21(a), we are providing our Shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers (say on pay), which is described in this Proxy Statement. Currently, we are providing these advisory votes on annual basis. The next advisory say on pay vote will be held at our 2014 Annual Meeting of Shareholders.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As described above under “Compensation Discussions and Analysis,” we believe that our ability to retain and motivate named executive officers with the skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our Shareholders. Our compensation philosophy recognizes the value of rewarding our executive officers for their past performance and motivating them to continue to excel in the future. We endeavor to deliver fair, competitive and adequate compensation to our executive officers.

The Board of Directors believes the Company’s compensation programs are tailored to retain and motivate key executives in alignment with maintaining and creating long-term value for our Shareholders. The Board of Directors urges you to review carefully the Compensation Discussion and Analysis section of this Proxy Statement, which describes our compensation philosophy and programs in greater detail.

The Board of Directors recommends that you vote in favor of the Company’s executive compensation as described in this Proxy Statement by voting FOR this proposal.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed to be “filed” with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP (“outside auditors”), are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee generally meets monthly, or more often as necessary, to fulfill its responsibility to monitor and oversee these processes, as described in the Audit Committee Charter.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2012 with the Company’s management, the outside auditors and the Company’s internal audit department. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AU 380 (Communications With Audit Committees).

The Audit Committee has received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with audit committees concerning independence, and has discussed with the auditors their independence status.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

AUDIT COMMITTEE

Herbert T. Buchwald, Chairman
Michael A. Berman
Raymond T. Baker

TRANSACTIONS WITH RELATED PERSONS

The Company leases its headquarters office space at 4350 S. Monaco Street, Denver CO 80237. Approximately 5,437 square feet in the Company’s office building at 4350 S. Monaco Street is subleased by an entity affiliated with Mr. Mizel, for which it paid rent in 2012 to the Company of approximately $107,505.

One of the Company’s subsidiaries leases office space from an entity affiliated with Mr. Mizel. After receiving confirmation that the terms of the lease were on market terms, the Board of Directors approved the lease in April 2010. In 2012, the lessor was paid a total of $113,820 under the lease.

During 2012, the Company paid a firm owned by Carol Mizel, Mr. Mizel’s spouse, $120,000 for consulting services in connection with corporate and consumer marketing, merchandising, design work, human resources development, product development, and such other matters as were requested by the Company’s senior management. The firm, Mizel Design and Decorating Company, provided these services under an Independent Contractor Agreement with the Company, dated as of January 1, 2005. The Company also provides Ms. Mizel with office space in the Company’s office building at 4350 S. Monaco Street, which has an estimated annual rental value of approximately $3,000.

Effective as of January 1, 2005, and August 2, 2007, Larry A. Mizel, Chief Executive Officer, and David D. Mandarich, President and Chief Operating Officer, each entered into lease agreements for their non-business use of Company aircraft when the aircraft are not required for Company business. The lease agreements require payment of the Incremental Expenses incurred by the Company for each non-business use, as defined in the lease agreements. The Incremental Expenses represent the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). The executive officers also pay the federal excise tax for the non-business use of the aircraft. Copies of the lease agreements have been filed with the SEC on Form 8-K and Form 10-Q. At the end of 2011, Mr. Mizel and Mr. Mandarich had cash balances of $107,000 and $27,000, respectively, deposited with the Company for future non-business aircraft use. During 2012, they deposited additional amounts with the Company, in advance, of $535,000 and $95,000, respectively. They each incurred $498,000 and $95,000, respectively, in actual lease payments for 2012. Accordingly, they each had a cash balance at the end of the year of $144,000 and $27,000, respectively. In addition, when seats on the aircraft are available on a business flight and occupied for non-business purposes, income is imputed to the executive officer, who pays federal income tax based on the SIFL rules of the Internal Revenue Service.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

Our policies require that full information be disclosed regarding transactions with related persons, without mandating how such transactions are to be addressed, so that they may be considered on their own merits. Specifically, our Corporate Code of Conduct, in addressing conflicts of interest, notes that personal interests of our employees and Directors and their family members can sometimes come into conflict, or create the appearance of a conflict, with the Company’s interest. Accordingly, the Code of Conduct requires all employees (including our executive officers) and our Directors to immediately report conflicts of interest or transactions that create the appearance of a conflict of interest. These reports are to be made immediately to a Company compliance officer (as identified in the Code of Conduct), the Company’s Asset Management Committees, or, for members of the Company’s Board of Directors, to the Audit Committee, for a determination as to compliance with the Code of Conduct.

In addition, the Audit Committee’s charter provides for the Committee to be informed of related party transactions. In support of this and the Company’s SEC reporting requirements, the following written procedure has been adopted. Specifically, the Directors and executive officers are to report to the Company’s legal department all related party transactions between the Company (or any of its subsidiaries) and any of the executive officers and Directors, including any of their family members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and Directors and certain beneficial owners of more than ten percent of the Company’s Common Stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the SEC and furnish copies of those reports to the Company. Based solely upon a review of the copies of reports furnished to the Company and, in certain cases, written representations, the Company believes that during the year ended December 31, 2012, all such reports were filed on a timely basis.

PROPOSAL FIVE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP audited the Company’s consolidated financial statements for the year ended December 31, 2012. The Company’s audit engagement agreement with Ernst & Young LLP provides for that firm to perform audit services for the Company’s subsequent fiscal years based on the terms and conditions set forth in the agreement until either the Audit Committee or Ernst & Young LLP terminates the agreement. Each year, the Audit Committee negotiates the terms of the audit engagement agreement and the fees provided under that agreement. The Audit Committee anticipates that, as in prior years, the 2013 audit engagement agreement will not be finalized until later in the year.

The Audit Committee recommends approval of the selection of Ernst & Young LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2013, subject to negotiation of the 2013 audit engagement agreement on terms approved by the Audit Committee. Even if the selection is approved, the Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the fiscal year.

The Board of Directors recommends a vote FOR approval of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

A summary of the fees of Ernst & Young LLP for the years ended December 31, 2012 and 2011 are set forth below:

	2012 Fees	2011 Fees
Audit Fees [1]	$769,700	$778,140
Audit-Related Fees	-	-
Tax Fees [2]	30,000	-
All Other Fees [3]	2,147	1,995

Total Fees	$801,847	$780,135

[1]

Consists of fees and expenses for the audit of consolidated financial statements and SAS 100 interim reviews, the audit of internal control over financial reporting and services rendered in connection with statutory and regulatory filings. Includes the audit of HomeAmerican Mortgage Corporation and services rendered in connection with the offering of senior notes.

[2]	Consists of fees and expenses for miscellaneous tax consulting services.

[3]	Consists of fees for access to Ernst & Young LLP online resources.

Audit Committee Pre-Approval Procedures

Under the procedures established by the Audit Committee, all audit services and all non-audit services by the Company’s auditors are to be pre-approved by the Audit Committee, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act of 2002. In certain cases, pre-approval is provided by the committee for up to a year as to particular categories of services, subject to a specific budget. The committee also has delegated to each of its members the authority to grant pre-approvals, such pre-approvals to be presented to the full committee at the next scheduled meeting. For 2012 and 2011, all of the fees included under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than the proposals set forth above. If you grant a proxy, each of the persons named as proxy holder, Michael Touff and Joseph H. Fretz, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting. If for any unforeseen reason, either of our nominees are not available as a candidate for director, the proxy holder may vote your proxy for such other candidate or candidates nominated by our Board.

SHAREHOLDER PROPOSALS

Any proposal a shareholder desires to present at the 2014 Annual Meeting of Shareholders and to have included in the Company’s proxy soliciting materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received in writing by the Secretary of the Company not later than October 11, 2013. However, if the date of the 2014 Annual Meeting changes by more than 30 days from the date of the 2012 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials as the Company shall inform the Shareholders.

For shareholder proposals submitted outside the Rule 14a-8 process, the Company’s By-Laws provide that only business properly brought before a meeting will be conducted. For business to be properly brought before a meeting by a shareholder, the shareholder must give timely notice thereof in writing to the Secretary of the Company. To be timely, the notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; however, in the event that less than 75 days’ notice or prior public disclosure of the date of such meeting is given or made to Shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business.

If notice of a proposal is not submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by the dates described above, then the proposal will be deemed untimely under Rule 14a-4 of the Securities Exchange Act of 1934 and the persons appointed as the Company’s proxies will have the right to exercise discretionary voting authority with respect to the proposal.

INCORPORATION BY REFERENCE

The Company hereby incorporates by reference into this Proxy Statement Note 12 (Deferred Compensation Retirement Plans) and Note 19 (Stock-Based Compensation) to the Consolidated Financial Statements from Item 8 of its annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on January 31, 2013.

BY THE ORDER OF THE BOARD OF

DIRECTORS,

Larry A. Mizel

Chairman of the Board

APPENDIX A

M.D.C. HOLDINGS, INC.

2013 EXECUTIVE OFFICER PERFORMANCE-BASED COMPENSATION PLAN

Article I

Establishment And Administration Of Plan

A. The Compensation Committee (the “Committee”) of the Board of Directors of M.D.C. Holdings, Inc., (the “Company”) hereby establishes the following 2013 Executive Officer Performance-Based Compensation Plan (the “Plan”) to provide additional incentive to improve the Company’s financial results to eligible employees responsible for management of the Company. Amounts paid pursuant to this Plan that are based upon attainment of performance objectives are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (the “Code”).

B. This Plan replaces the Executive Officer Performance Based Compensation Plan originally approved by the Company’s stockholders at the Company’s 1994 Annual Meeting of Stockholders, as subsequently amended and reapproved by the Company’s stockholders at the Company’s 2008 and 2012 Annual Meetings of the Stockholders.

C. For purposes of administering and interpreting this Plan, the Committee shall consist solely of at least two “outside directors” within the meaning of Code Section 162(m). The Committee shall administer and interpret the Plan such that amounts paid hereunder qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Committee shall have exclusive authority to establish one or more Performance Objectives for any fiscal year.

D. The Plan shall be submitted for approval by the Company’s stockholders in accordance with Delaware law. No payment shall be made under the Plan prior to approval of the Plan by the Company’s stockholders as required by Section 162(m) of the Code.

Article II

Definitions

For purposes of this Plan:

A. “Covered Employees” shall mean the following individuals entitled to bonus payments under the Plan: Larry A. Mizel, the Company’s Chairman of the Board and Chief Executive Officer, and David D. Mandarich, the Company’s President and Chief Operating Officer.

B. The “Performance Goal” shall be a written goal for the achievement of one or more Performance Objectives approved by the Committee in respect of a particular fiscal year, which is established by the Committee (i) while the outcome for such Performance Objective for that fiscal year is substantially uncertain and (ii) not more than 90 days after the commencement of the fiscal year.

C. The “Performance Objectives” for any year shall be determined by the Committee. The Performance Objective shall be based upon one or more of the following criteria: (1) EBITDA; (2) adjusted pre-tax income; (3) net income; (4) operating income; (5) earnings per share of the

Company or an identifiable business segment; (6) book value per share; (7) stockholders’ equity; (8) adjusted pre-tax return on stockholders’ equity; (9) expense management; (10) total shareholder return; (11) return on investment before or after the cost of capital; (12) improvements in capital structure; (13) profitability of the Company or an identifiable business segment, unit or product; (14) maintenance or improvement of profit margins; (15) stock price; (16) market share; (17) revenues or sales; (18) costs; (19) cash flow; (20) working capital; (21) changes in net assets, whether or not multiplied by a constant percentage intended to represent the cost of capital; (22) return on assets; (23) debt ratings; (24) debt or net debt to EBITDA ratio; (25) debt or net debt to total capital ratios; (26) debt or net debt to equity ratios; (27) gross margins; (28) closings/deliveries; (29) net orders/growth; (30) SG&A and expense management; (31) procurement of land/well located lots; (32) operating margins; (33) mortgage capture rates; (34) acquisitions/entrance into new markets; (35) inventory turnover; (36) liquidity; (37) interest coverage; (38) cost targets, reductions and savings; (39) productivity and efficiencies; (40) strategic business criteria; (41) human resources management; (42) supervision of litigation; (43) economic value added; (44) customer satisfaction; (45) credit rating; (46) debt to equity; (47) cash to debt; (48) inventory; (49) land and other asset acquisitions; (50) debt management; (51) new debt issues; (52)debt retirement. The foregoing criteria may relate to the Company, one or more of its subsidiaries, divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other industries, or any combination thereof, as the Committee shall determine.

Article III

Performance-Based Compensation

A. The payments provided for in this Plan shall be paid only in the event that the Performance Goal established by the Committee for that fiscal year is achieved, in which case the Covered Employees shall receive the amount of compensation provided in Paragraph B of Article III.

B. If the Performance Goal for that fiscal year is achieved, each of the Covered Employees shall receive, in accordance with the terms of this Plan, no more than one percent (1%) of Total Assets as set forth on the Company’s balance sheet at the end of the most recent fiscal year.

C. The Committee shall have no discretion to increase the amount of any payment determined pursuant to this Plan. The Committee, however, may, in its sole discretion, reduce the amount otherwise payable to any Covered Employee for any fiscal year.

D. This Plan shall be effective for fiscal years of the Company commencing after December 31, 2012.

Article IV

Payment

A. Any amounts to be paid pursuant to Paragraph B of Article III of this Plan shall be payable, in the Committee’s sole discretion, in cash and/or Common Stock; provided that no more than 20% of the amount paid to any Covered Employee for any fiscal year pursuant to this Plan shall be paid in Common Stock. The maximum number of shares of Common Stock available for issuance pursuant to Article IV of this Plan is 1,000,000 and the maximum number of such shares that may be issued to any one person is 1,000,000. If the Committee elects to pay any amount pursuant to Paragraph B of Article III of this Plan in Common Stock, such Common Stock shall be valued at the average closing price of the Company’s Common Stock on the New York Stock Exchange for the 31 trading days preceding the date (the “Certificate Date”) the Committee certifies in writing (i) that the Performance Goal has been achieved; and (ii) the factors on which the Performance Goal is based, as required by the following paragraph. If such trading value is not available for any reason, the Common Stock issued pursuant to this Plan shall be valued at its fair market value as of the Certificate Date as determined by the Committee. The Company shall use its best efforts to cause any shares of Common Stock to be issued pursuant to this Plan to be registered pursuant to the Securities Act of 1933 and regulations thereunder and any appropriate state securities laws and regulations within 180 days of the issuance of such shares of Common Stock.

B. The Company shall make payment to each of the Covered Employees as promptly as practicable after the end of each fiscal year, but in no event later March 15 of the calendar year following the fiscal year to which such bonus relates. Before any payment is made for a fiscal year pursuant to the Plan, the Committee shall certify in writing that the Performance Goal for such fiscal year was achieved.

Article V

Miscellaneous

A. This Plan may be terminated or amended at any time by the Committee with or without the consent of any Covered Employees, provided that in no event shall the Committee amend the plan in a manner that would cause amounts payable hereunder to cease to be “performance based compensation” within the meaning of Code Section 162(m).

B. This Plan is established with the intent that amounts payable hereunder qualify as “performance based compensation”, and any provision of this Plan which is determined to be contrary to or in conflict with any such requirement shall be modified to the extent necessary so as to comply with all such requirements.

C. Any payments made pursuant to this Plan shall be in addition to the base salaries and other compensation or benefits paid or provided to the Covered Employees, and in no event shall this Plan cause such base salaries and benefits to be reduced or forfeited.

D. The Plan shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any amount under the Plan shall be based solely upon any contractual obligations which may be created by the terms of the Plan or any agreement with respect to payment of any amounts under the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

ARTICLE VI

Section 409A

Notwithstanding anything contained in the Plan to the contrary, the time and form of payment that is subject to the limitations imposed by Section 409A of the Code shall comply with the requirements of Section 409A of the Code. Amounts payable pursuant to this Plan are intended to constitute “short-term deferrals” within the meaning of Code Section 409A, and the Plan shall be interpreted and administered consistent with this intent.

APPENDIX B

FIRST AMENDMENT

TO

M.D.C. HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

The following First Amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan, effective April 27, 2011 (the “Plan”), was adopted by the Board of Directors of M.D.C. Holdings, Inc. on January 21, 2013, subject to approval of the Company’s shareholders. Capitalized terms used herein shall have the meanings ascribed in the Plan.

The first two sentences of Section 4.1 of the Plan are amended to read as follows:

4.1 Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 2,600,000 shares. Subject to adjustment as provided in Section 14, 2,600,000 shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

M.D.C. HOLDINGS, INC.

By:

Date:                     , 2013

B-1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 Michael A. Berman 02 Herbert T. Buchwald 03 Larry A. Mizel The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Abstain 2 To approve the M.D.C. Holdings, Inc. 2013 Executive Officer Performance-Based Compensation Plan. 0 0 0 3 To approve an amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan. 0 0 0 4 To approve an advisory proposal regarding the compensation of the Company’s named executive officers (Say on Pay). 0 0 0 5 To approve the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 0 0 0 fiscal year. NOTE: To vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof. Yes No Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If signing as attorney, executor, administrator, trustee or guardian, please include your full title and authority. Corporate proxies should provide the full name of the corporation and title of the authorized officer signing the proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000155852_1 R1.0.0.51160

Break M.D.C. HOLDINGS, INC. ANNUAL MEETING OF SHAREHOLDERS MONDAY, MARCH 18, 2013 8:00 A.M. MOUNTAIN TIME 4350 SOUTH MONACO STREET 6TH FLOOR ASSEMBLY ROOM DENVER, COLORADO 80237 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . M.D.C. HOLDINGS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MARCH 18, 2013 The undersigned hereby appoints MICHAEL TOUFF and JOSEPH H. FRETZ, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 2013 Annual Meeting of Shareholders and any adjournments or postponements thereof (the “Meeting”) and to vote as designated on the reverse side of this card, all the shares of Common Stock of M.D.C. HOLDINGS, INC. that the undersigned is entitled to vote. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof. Please, specify your choice by clearly marking the appropriate box. Unless otherwise specified, this proxy will be voted “FOR” Proposals 1, 2, 3, 4 AND 5. (continued and to be signed and dated on the other side) 0000155852_2 R1.0.0.51160